UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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JPMorgan Chase & Co.

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JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017-2070
April 9, 2014
Dear fellow shareholders:
We are pleased to invite you to the annual meeting of shareholders to be held on May 20, 2014, at our Highland Oaks Campus in Tampa, Florida. As we have done in the past, in addition to considering the matters described in the proxy statement, we will provide an update on the Firm’s activities and performance.
We hope that you will attend the meeting in person. We strongly encourage you to designate the proxies named on the proxy card to vote your shares even if you are planning to come. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting.
As you will see, we have made substantial changes to the format of our proxy statement this year. We did this in response to comments we received from many of you asking for a simpler, more easily understood document.
We hope that you will find the discussion and presentation helpful. Please read it carefully.
We look forward to your participation.

Sincerely,
James Dimon
Chairman and Chief Executive Officer

Notice of 2014 Annual Meeting of Shareholders and Proxy Statement

DATE	Tuesday, May 20, 2014
TIME	10:00 a.m. Eastern Daylight Time
PLACE	JPMorgan Chase Highland Oaks Campus 10420 Highland Manor Drive, Building 2 Tampa, FL 33610
MATTERS TO BE	● Election of directors
VOTED ON	● Advisory resolution to approve executive compensation
● Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014
● Shareholder proposals, if they are introduced at the meeting
● Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Anthony J. Horan
Secretary

April 9, 2014

Please vote promptly.
If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. See “How votes are counted” on page 71.
We sent shareholders of record at the close of business on March 21, 2014, a Proxy Statement, an accompanying form of proxy card and Annual Report or a Notice of Internet Availability of Proxy Materials (“Notice”) on or about April 9, 2014. Instructions on how to receive a printed copy of our proxy materials are included in the Notice, as well as in this Proxy Statement.

Our 2014 Proxy Statement and Annual Report for the year ended December 31, 2013, are available free of charge on our website at investor.shareholder.com/jpmorganchase/annual.cfm.
If you plan to attend the meeting in person, you will be required to present a valid form of government-issued photo identification, such as a valid driver’s license or passport, and proof of ownership of our common stock as of our record date March 21, 2014. See “Attending the annual meeting” on page 72.

2014 Proxy summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual meeting of shareholders
TIME AND DATE
10:00 a.m. Eastern Daylight Time, May 20, 2014
PLACE
JPMorgan Chase Highland Oaks Campus
10420 Highland Manor Drive, Building 2
Tampa, Florida 33610
RECORD DATE
March 21, 2014

VOTING AND ATTENDANCE AT THE MEETING
Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted on. Voting may be done over the Internet, by telephone, by completing and mailing the proxy card, or in person at the annual meeting. Additional information is provided under “General information about the meeting” on page 71.
We hope you will attend the meeting in person. If you do, please bring with you a valid form of government-issued photo identification, such as a valid driver’s license or passport, and proof of ownership of our common stock as of our record date March 21, 2014. You will be asked to present these documents before entering the meeting. See “Attending the annual meeting” on page 72.

Proxy statement
Your vote is very important. The Board of Directors of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”) is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card. This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent and made available to our shareholders on or about April 9, 2014.

Matters to be voted on

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 1

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has nominated the 11 individuals listed below for election as directors. All the nominees are currently serving as directors and all except the CEO are independent. We recommend you vote FOR each director.

DIRECTOR NOMINEES
The Board has nominated 11 directors: the 10 independent Directors and the CEO.

NOMINEE	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE	COMMITTEE MEMBERSHIP [1]
Linda B. Bammann	58	Retired Deputy Head of Risk Management of JPMorgan Chase & Co.	September 2013	Public Responsibility; Risk Policy
James A. Bell	65	Retired Executive Vice President of The Boeing Company	2011	Audit
Crandall C. Bowles	66	Chairman of The Springs Company	2006	Audit; Public Responsibility (Chair)
Stephen B. Burke	55	Chief Executive Officer of NBCUniversal, LLC	2004 Director of Bank One Corporation from 2003 to 2004	Compensation & Management Development; Corporate Governance & Nominating
James S. Crown	60	President of Henry Crown and Company	2004 Director of Bank One Corporation from 1991 to 2004	Risk Policy (Chair)
James Dimon	58	Chairman and Chief Executive Officer of JPMorgan Chase & Co.	2004 Chairman of the Board of Bank One Corporation from 2000 to 2004
Timothy P. Flynn	57	Retired Chairman of KPMG International	2012	Public Responsibility; Risk Policy
Laban P. Jackson, Jr.	71	Chairman and Chief Executive Officer of Clear Creek Properties, Inc.	2004 Director of Bank One Corporation from 1993 to 2004	Audit (Chair)
Michael A. Neal	61	Retired Vice Chairman of General Electric Company and Retired Chairman and Chief Executive Officer of GE Capital	January 2014	Risk Policy
Lee R. Raymond (Lead Independent Director)	75	Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation	2001 Director of J.P. Morgan & Co. Incorporated from 1987 to 2000	Compensation & Management Development (Chair); Corporate Governance & Nominating
William C. Weldon	65	Retired Chairman and Chief Executive Officer of Johnson & Johnson	2005	Compensation & Management Development; Corporate Governance & Nominating (Chair)

[1]	Principal standing committees

2 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

The Board of Directors is responsible for overseeing management and providing sound governance on behalf of shareholders. Risk management oversight is a key priority. The Board carries out its responsibilities through, among other things, the recently strengthened role of the Lead Independent Director, a strong committee structure and adherence to our Corporate Governance Principles.
To assist in the performance of its duties, the Board has set up five principal standing committees, and from time to time, as it deems necessary, the Board will set up additional committees including specific purpose committees to address particular issues. All members of the principal standing Board committees are independent directors. The five principal standing committees are:

•	Audit Committee

•	Compensation & Management Development Committee

•	Corporate Governance & Nominating Committee

•	Public Responsibility Committee

•	Risk Policy Committee
The Board and its committees meet periodically throughout the year to review strategy, business and financial performance, risk and control matters, compensation and management development, and public responsibility matters, and to provide oversight of and guidance to, and otherwise assess and advise the Chief Executive Officer (“CEO”) and other senior executives. Directors also meet with shareholders to discuss issues related to the Firm’s business. Directors are evaluated annually on their effectiveness, individually and collectively.
Communicating our strategy and financial performance to our shareholders and the broader investment community is critically important and is effected through quarterly earnings conference calls and materials, U.S. Securities and Exchange Commission (“SEC”) filings, Investor Day, investor conferences and web communications. In addition, directors and senior executives engage throughout the year with shareholders and organizations interested in our performance or business practices through meetings and calls globally and we conduct an extensive shareholder outreach program twice a year. Acting in part on what we have learned through our interaction with shareholders and other interested parties, we have, among other things, elected two directors with experience in risk management and the financial services industry, changed our Corporate Governance Principles to codify the independence of our Board leadership, changed the structure and content of our proxy statement and agreed to produce a report during 2014 describing how we do business and what actions we have taken to address a number of challenges faced by the Firm and the financial services industry.
We believe that each nominee for director has the experience, qualities and capabilities we seek in our directors, and that the combination of these nominees creates an effective and well-functioning Board that serves the Firm and our shareholders well.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 3

PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We believe it is important to provide transparent information on our executive compensation program so that shareholders can effectively evaluate our practices, processes and policies that enable the Firm to attract, motivate and retain top talent (including our Named Executive Officers [“NEOs”]). As part of this evaluation, we believe a fundamental question that shareholders expect answered is, “How did the Board determine pay levels in light of overall business and individual performance” (i.e., pay-for-performance).

We have devoted the first two sections of our Compensation Discussion and Analysis (“CD&A”) to address this question, and have provided a detailed description of our business results, the framework used to determine pay (including factors considered) and 2013 compensation of our NEOs. In addition, the CD&A provides shareholders with enhanced transparency on our pay practices and detailed information on our risk and control features.

4 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

As discussed in more detail in the CD&A:

•
Our business performance continued to support sustained shareholder value, including strong and sustained underlying performance across all lines of business (notwithstanding a challenging regulatory and litigation environment), significant progress enhancing controls and addressing regulatory items, and execution of strategic priorities that better position the Firm for long-term success

•
Our compensation principles and pay-for-performance philosophy provide the discipline, judgment and balance to make pay determinations that are linked to performance, aligned with shareholder interests and enable us to attract and retain top talent

•	The governance and oversight of our pay practices are consistent with best practice, responsive to shareholders and compliant with global regulatory expectations

•
We maintain and use an extensive set of recovery and clawback provisions to address risk and control items that may arise after pay determinations have been made. Furthermore, we have mandatory share retention and share ownership requirements, and a strict no-hedging/pledging policy, which further bolster individual accountability

PROPOSAL 3: RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE FIRM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC"), as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2014. A resolution will be presented at the meeting to ratify PwC’s appointment. We recommend you vote FOR ratification of PwC’s appointment.
Based on its review of PwC’s independence and performance, including its capability in handling the breadth and complexity of the Firm’s worldwide operations, and its exhibited professional skepticism and objectivity, the Audit Committee and the full Board believe that continued retention of PwC as the Firm’s independent external auditor is in the best interests of JPMorgan Chase and its shareholders.

SHAREHOLDER PROPOSALS 4–6

If they are presented at the annual meeting, the proposals listed below will be presented for your vote. The Board recommends you vote AGAINST each proposal for the reasons summarized in this proxy statement.
4. Lobbying report – require annual report on lobbying
5. Special shareowner meetings – reduce threshold to 15% rather than 20% and remove procedural provisions
6. Cumulative voting – require cumulative voting for directors rather than one-share one-vote

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 5

Proposal 1:
Election of Directors

Our Board of Directors has nominated 11 directors, who, if elected by shareholders at our annual meeting, will be expected to serve until next year’s annual meeting. All nominees are currently directors.

RECOMMENDATION: Vote FOR all nominees

Proposal 1 — Election of directors

EXECUTIVE SUMMARY

Our Board has nominated 11 directors for election at this year’s annual meeting to hold office until the next annual meeting. All of the nominees are currently directors; nine were elected to the Board by our shareholders at our 2013 annual meeting and two were elected by our Board after that meeting and are standing for election by our shareholders for the first time. Each has agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend our May 20, 2014, annual meeting.
We know of no reason why any of the nominees would be unable or unwilling to serve if elected. However, if any of our nominees is unavailable for election, the proxies intend to vote your common stock for any substitute nominee proposed by the Board of Directors.
We believe that each nominee has the skills, experience and personal qualities we seek in our directors and that the combination of these nominees creates an effective and well-functioning Board that serves the Firm and our shareholders well.
The Board of Directors is responsible for overseeing management and providing sound governance on behalf of shareholders. Risk management oversight is a key priority. The Board carries out its responsibilities through, among other things, the recently strengthened role of the Lead Independent Director, a strong committee structure and adherence to our Corporate Governance Principles. Directors are evaluated annually on their effectiveness, individually and collectively.

DIRECTOR NOMINATION PROCESS

As specified in its charter, the Board’s Corporate Governance & Nominating Committee (“Governance Committee”) oversees the candidate nomination process, which includes the evaluation of both existing Board members and new candidates for Board membership. The Governance Committee recommends to the Board a slate of candidates for election at each annual meeting of shareholders. The Governance Committee’s goal is to put forth a diverse slate of candidates with a combination of skills, experience and personal qualities that will well serve the Board, Board committees, our Firm and our shareholders. The Governance Committee considers all relevant attributes of each Board candidate, including professional skills, experience and knowledge, as well as gender, race, ethnicity, culture, nationality and background.
Candidates for director may be recommended by current Board members, our management, shareholders or third-party advisors. Shareholders who want to recommend a candidate for election to the Board may do so by writing to the Corporate Secretary at: JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017; or by sending an e-mail to the Office of the Secretary at corporate.secretary@jpmchase.com. The Governance Committee considers shareholder-recommended candidates on the same basis as nominees recommended by Board members, management and third-party advisors.
Recent candidate nominations and elections
Since our last annual shareholder meeting the Governance Committee, using the process described above and taking into account, among other things, shareholders’ interest in adding directors with extensive experience in risk management and financial services, recommended Linda B. Bammann and Michael A. Neal for election. One of our independent directors recommended Ms. Bammann, who was elected by the Board in September 2013, and a third-party search firm recommended Mr. Neal, who was elected by the Board in January 2014. Both Ms. Bammann and Mr. Neal were elected to a term expiring at our next annual meeting of shareholders on May 20, 2014. See pages 20-21 for further discussion of actions taken after last year’s annual meeting.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 7

DIRECTOR CRITERIA

In selecting candidates for director, the Board looks for individuals with strong personal attributes, diverse backgrounds and demonstrated expertise and success in one or more specific executive disciplines.
Executive disciplines

Finance and accounting

Financial services

International business operations

Leadership of a large, complex organization

Management development and succession planning

Public-company governance

Regulated industries and regulatory issues

Risk management and controls
Personal attributes

Ability to work collaboratively

Integrity

Judgment

Strength of conviction

Strong work ethic

Willingness to engage and provide active oversight
The Firm’s director criteria are also discussed in the Corporate Governance Principles document available on our website at jpmorganchase.com, under the heading Governance, which is under the About Us tab.

NOMINEES’ QUALIFICATIONS AND EXPERIENCE

Our Board believes that these nominees provide our Firm with the combined skills, experience and personal qualities needed for an effective and engaged Board.
The specific experience and qualifications of each nominee are described in the following pages. Unless stated otherwise, all nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 20, 2014, and all other biographical information is as of the date of this proxy statement.

8 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Linda B. Bammann, 58

Director since September 2013 Public Responsibility Committee Risk Policy Committee Retired Deputy Head of Risk Management of JPMorgan Chase & Co.

DIRECTOR QUALIFICATION HIGHLIGHTS
• Experience with regulatory issues
• Extensive background in risk management
• Financial services experience
Linda B. Bammann was Deputy Head of Risk Management at JPMorgan Chase from July 2004 until her retirement in 2005. Previously she was Executive Vice President and Chief Risk Management Officer at Bank One Corporation (“Bank One”) from May 2001 to July 2004, and, before then, Senior Managing Director of Banc One Capital Markets, Inc. She was also a member of Bank One’s executive planning group. From 1992 to 2000 she was a Managing Director with UBS Warburg LLC and predecessor firms.
Ms. Bammann served as a director of The Federal Home Mortgage Corporation (“Freddie Mac”) from 2008 until 2013, during which time she was a member of its Compensation Committee. She also served as a member of Freddie Mac’s Audit Committee from 2008 until 2010 and as Chair of its Business and Risk Committee from 2010 until 2013. Ms. Bammann also served as a director of Manulife Financial Corporation from 2009 until 2012. Ms. Bammann was formerly a board member of the Risk Management Association and Chair of the Loan Syndications and Trading Association.
Through her experience on the boards of other public companies and her tenure with JPMorgan Chase and Bank One, Ms. Bammann has developed insight and wide-ranging experience in financial services and extensive expertise in risk management and regulatory issues.
Ms. Bammann graduated from Stanford University and received an M.A. degree in public policy from the University of Michigan.

James A. Bell, 65

Director since 2011 Audit Committee Retired Executive Vice President of The Boeing Company

DIRECTOR QUALIFICATION HIGHLIGHTS
• Finance and accounting experience
• Leadership of complex, multi-disciplinary global organization
• Regulatory issues and regulated industry experience
James A. Bell was an Executive Vice President of The Boeing Company, an aerospace company and manufacturer of commercial jetliners and military aircraft, from 2003 until his retirement in April 2012. He was Corporate President from June 2008 until February 2012 and Chief Financial Officer from November 2003 until February 2012.
Over a four-decade corporate career, Mr. Bell led global businesses in a highly regulated industry, oversaw successful strategic growth initiatives and developed expertise in finance, accounting, risk management and controls. While Chief Financial Officer, he oversaw two key Boeing businesses: Boeing Capital Corporation, the company’s customer-financing subsidiary, and Boeing Shared Services, an 8,000-person, multi-billion dollar business unit that provides common internal services across Boeing’s global enterprise.
Before being named Chief Financial Officer, Mr. Bell was Senior Vice President of Finance and Corporate Controller. In this position he served as the company’s principal interface with the board’s Audit Committee. He was Vice President of contracts and pricing for Boeing Space and Communications from 1996 to 2000, and before that served as director of business management of the Space Station Electric Power System at the Boeing Rocketdyne unit.
Mr. Bell has been a director of Dow Chemical Company since 2005. He is a member of the Board of Directors of the Chicago Infrastructure Trust and a member of the Board of Trustees at Rush University Medical Center.
Mr. Bell graduated from California State University at Los Angeles.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 9

Crandall C. Bowles, 66

Director since 2006 Audit Committee Public Responsibility Committee (Chair) Chairman of The Springs Company

DIRECTOR QUALIFICATION HIGHLIGHTS
• International business operations experience
• Management development, compensation and succession planning experience
• Risk management and audit experience
Crandall C. Bowles has been Chairman of The Springs Company, a privately owned investment company, since 2007. She also served as Chairman of Springs Industries, Inc., a manufacturer of window products for the home, from 1998 until June 2013 when the business was sold. She was a member of its board from 1978 until June 2013 and was Chief Executive Officer from 1998 until 2006. Prior to 2006, Springs Industries included bed, bath and home-furnishings business lines. These were merged with a Brazilian textile firm to become Springs Global Participacoes S.A., a textile home-furnishings company based in Brazil, where Ms. Bowles served as Co-Chairman and Co-CEO from 2006 until her retirement in July 2007.
Ms. Bowles has been a director of Deere & Company since 1999. She served as a director of Sara Lee Corporation from 2008 to 2012 and of Wachovia Corporation and Duke Energy in the 1990s. As an executive at Springs Industries and Springs Global Participacoes, Ms. Bowles gained experience managing international business organizations. As a board member of these large, global companies, she has dealt with a wide range of issues including audit and financial reporting, risk management, and executive compensation and succession planning.
Ms. Bowles is a Trustee of the Brookings Institution
and is on the governing boards of the Packard Center for ALS Research at Johns Hopkins and The Wilderness Society.
Ms. Bowles graduated from Wellesley College and received an M.B.A from Columbia University.

Stephen B. Burke, 55

Director since 2004 and Director of Bank One Corporation from 2003 to 2004
Compensation & Management Development Committee
Corporate Governance & Nominating Committee
Chief Executive Officer of NBCUniversal, LLC

DIRECTOR QUALIFICATION HIGHLIGHTS
• Experience leading large, international, complex businesses in regulated industries
• Financial controls and reporting experience
• Management development, compensation and succession planning experience
Stephen B. Burke has been Chief Executive Officer of NBCUniversal, LLC, and a senior executive of Comcast Corporation, one of the nation’s leading providers of entertainment, information and communication products and services, since January 2011. He was Chief Operating Officer of Comcast Corporation from 2004 until 2011, and President of Comcast Cable Communications, Inc. from 1998 until January 2010.
Before joining Comcast, Mr. Burke served with The Walt Disney Company as President of ABC Broadcasting. He joined The Walt Disney Company in January 1986, and helped develop and found The Disney Store and lead a comprehensive restructuring of Euro Disney S.A. He has been a director of Berkshire Hathaway Inc. since 2009.
Mr. Burke’s roles at Comcast, ABC, and Euro Disney have given him broad exposure to the challenges associated with managing large and diverse businesses. In those roles he has dealt with a variety of issues including audit and financial reporting, risk management, executive compensation, sales and marketing, and technology and operations. His tenure at Comcast and ABC gave him experience working in regulated industries, and his work at Euro Disney gave him a background in international business.
Mr. Burke graduated from Colgate University and received an M.B.A. from Harvard Business School.

10 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

James S. Crown, 60

Director since 2004 and Director of Bank One Corporation from 1991 to 2004 Risk Policy Committee (Chair) President of Henry Crown and Company

DIRECTOR QUALIFICATION HIGHLIGHTS
• Extensive risk management experience
• Management development, compensation and succession planning experience
• Significant financial markets experience
James S. Crown joined Henry Crown and Company, a privately owned investment company that invests in public and private securities, real estate and operating companies, in 1985 and became President in 2002. Before joining Henry Crown and Company, Mr. Crown was a Vice President of Salomon Brothers Inc. Capital Markets Service Group.
Mr. Crown has been a director of General Dynamics Corporation since 1987 and has served as its Lead Director since 2010. He has also been a director of JPMorgan Chase Bank, N.A., since 2010. Mr. Crown served as a director of Sara Lee Corporation from 1998 to 2012.
Mr. Crown’s position with Henry Crown and Company and his service on other public company boards have given him exposure to many issues encountered by our Board, including risk management, audit and financial reporting, investment management, capital markets activity, and executive compensation.
Mr. Crown is a Trustee of the Aspen Institute, the Chicago Symphony Orchestra, the Museum of Science and Industry, the University of Chicago and the University of Chicago Medical Center. He is also a member of the American Academy of Arts and Sciences.
Mr. Crown graduated from Hampshire College and received a law degree from Stanford University Law School.

James Dimon, 58

Director since 2004 and Chairman of the Board of Bank One Corporation from 2000 to 2004 Chairman and Chief Executive Officer of JPMorgan Chase & Co.

DIRECTOR QUALIFICATION HIGHLIGHTS
• Experience leading a global business in a regulated industry
• Extensive experience leading complex international financial services businesses
• Management development, compensation and succession planning experience
James Dimon became Chairman of the Board on December 31, 2006, and has been Chief Executive Officer and President since December 31, 2005. He was President and Chief Operating Officer following JPMorgan Chase’s merger with Bank One Corporation in July 2004. At Bank One he was Chairman and Chief Executive Officer from March 2000 to July 2004. Before joining Bank One, Mr. Dimon held a wide range of executive roles at Citigroup Inc., the Travelers Group, Commercial Credit Company and American Express Company.
Mr. Dimon is on the Board of Directors of Harvard Business School and Catalyst and is a member of The Business Council. He is also on the Board of Trustees of New York University School of Medicine. Mr. Dimon does not serve on the board of any publicly traded company other than JPMorgan Chase.
Mr. Dimon has many years of experience in the financial services industry, as well as international business expertise. As CEO, he is knowledgeable about all aspects of the Firm’s business activities. His work has given him substantial experience in dealing with government officials and agencies and insight into the regulatory process.
Mr. Dimon graduated from Tufts University and received an M.B.A. from Harvard Business School.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 11

Timothy P. Flynn, 57

Director since 2012 Public Responsibility Committee Risk Policy Committee Retired Chairman of KPMG International

DIRECTOR QUALIFICATION HIGHLIGHTS
• Experience in financial services, accounting, auditing and controls
• Leadership of a complex, global business
• Risk management and regulatory experience
Timothy P. Flynn was Chairman of KPMG International, a global professional services organization that provides audit, tax and advisory services, from 2007 until his retirement in October 2011. From 2005 until 2010 he served as Chairman and from 2005 to 2008 as Chief Executive Officer of KPMG LLP in the U.S., the largest individual member firm of KPMG International. Before serving as Chairman and CEO, Mr. Flynn was Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for the Audit, Risk Advisory and Financial Advisory Services practices.
Through his leadership positions at KPMG, Mr. Flynn gained perspective on the evolving business and regulatory environment, experience with many of the issues facing complex, global companies, and expertise in financial services and risk management.
Mr. Flynn has been a director of Wal-Mart Stores, Inc. since 2012 and of the Chubb Corporation since September 2013. He previously served as a Trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Council, and a founding member of The Prince of Wales’ International Integrated Reporting Committee.
Mr. Flynn graduated from The University of St. Thomas, St. Paul, Minnesota and is a member of their Board of Trustees.

Laban P. Jackson, Jr., 71

Director since 2004 and Director of Bank One Corporation from 1993 to 2004 Audit Committee (Chair) Chairman and Chief Executive Officer of Clear Creek Properties, Inc.

DIRECTOR QUALIFICATION HIGHLIGHTS
• Experience in financial controls and reporting and risk management
• Extensive regulatory background
• Management development, compensation and succession planning experience
Laban P. Jackson, Jr. has been Chairman of Clear Creek Properties, Inc., a real estate development company, since 1989. He has been a director of J.P. Morgan Securities plc and of JPMorgan Chase Bank, N.A. since 2010.
Mr. Jackson has dealt with a wide range of issues that are important to the Firm’s business, including audit and financial reporting, risk management, and executive compensation and succession planning. Mr. Jackson generally meets at least annually with the Firm’s principal regulators in the major jurisdictions in which we operate.
Mr. Jackson served as a director of The Home Depot from 2004 to 2008 and a director of the Federal Reserve Bank of Cleveland from 1987 to 1992. He is a member of the Audit Committee Leadership Network, a group of audit committee chairs from some of North America’s leading companies that is committed to improving the performance of audit committees and strengthening trust in the financial markets. He is also a director of the Markey Cancer Foundation.
Mr. Jackson’s service on the board of the Federal Reserve Bank of Cleveland and on other public and private company boards has given him experience in financial services, audit, government relations and regulatory issues.
Mr. Jackson is a graduate of the United States Military Academy.

12 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Michael A. Neal, 61

Director since January 2014 Risk Policy Committee Retired Vice Chairman of General Electric Company and Retired Chairman and Chief Executive Officer of GE Capital

DIRECTOR QUALIFICATION HIGHLIGHTS
• Extensive background in financial services
• Leadership of large, complex, international businesses in a regulated industry
• Risk management and operations experience
Michael A. Neal was Vice Chairman of General Electric Company, a global industrial and financial services company, until his retirement in December 2013 and was Chairman and Chief Executive Officer of GE Capital from 2007 until June 2013. During his career at General Electric, Mr. Neal held several senior operating positions, including President and Chief Operating Officer of GE Capital and Chief Executive Officer of GE Commercial Finance prior to being appointed Chairman and Chief Executive Officer of GE Capital.
Mr. Neal has extensive experience managing large, complex businesses in regulated industries around the world. During his career with General Electric and GE Capital, Mr. Neal oversaw the provision of financial services and products to consumers and businesses of all sizes in North America, South America, Europe, Australia and Asia. His professional experience has provided him with insight and expertise in risk management, strategic planning and operations, finance and financial reporting, government and regulatory relations, and management development and succession planning.
Mr. Neal graduated from the Georgia Institute of Technology. He serves on the advisory boards of the Georgia Institute of Technology’s Scheller College of Business, Georgia Tech’s Sam Nunn School of International Affairs, and the Carey Business School at Johns Hopkins, where Mr. Neal is also the executive in residence and senior advisor to the Dean. Mr. Neal is also a trustee of Georgia Tech’s GT Foundation.

Lee R. Raymond, 75 (Lead Independent Director)

Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1987 to 2000
Compensation & Management Development Committee (Chair)
Corporate Governance & Nominating Committee
Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation

DIRECTOR QUALIFICATION HIGHLIGHTS
• Extensive background in international business
• Leadership in regulated industries and regulatory issues
• Management development, compensation and succession planning experience
Lee R. Raymond was Chairman of the Board and Chief Executive Officer of ExxonMobil, the world’s largest publicly traded international oil and gas company, from 1999 until he retired in December 2005. He was Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999 and was a director of Exxon Mobil Corporation from 1984 to 2005. Mr. Raymond began his career in 1963 at Exxon.
During his tenure at ExxonMobil and its predecessors, Mr. Raymond gained experience in all aspects of business management, including audit and financial reporting, risk management, executive compensation, marketing, and operating in a regulated industry. He also has extensive international business experience.
Mr. Raymond is a director of the Business Council for International Understanding, a member of the Council on Foreign Relations, an emeritus Trustee of the Mayo Clinic, a member of the Innovations in Medicine Leadership Council of UT Southwestern Medical Center, a member of the National Academy of Engineering and a member and past Chairman of the National Petroleum Council.
Mr. Raymond graduated from the University of Wisconsin and received a Ph.D. in Chemical Engineering from the University of Minnesota.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 13

William C. Weldon, 65

Director since 2005 Compensation & Management Development Committee Corporate Governance & Nominating Committee (Chair) Retired Chairman and Chief Executive Officer of Johnson & Johnson

DIRECTOR QUALIFICATION HIGHLIGHTS
• Extensive background in public company governance
• Leadership of complex, global organization in a regulated industry
• Management development, compensation and succession planning experience
William C. Weldon was Chairman and Chief Executive Officer of Johnson & Johnson, a global healthcare products company, from 2002 until his retirement as Chief Executive Officer in April 2012 and as Chairman in December 2012. He served as Vice Chairman from 2001 and Worldwide Chairman, Pharmaceuticals Group from 1998 until 2001.
At Johnson & Johnson, Mr. Weldon held a succession of executive positions that gave him expertise in consumer sales and marketing, international business operations, financial reporting and regulatory matters.
Mr. Weldon has been a director of CVS Caremark Corporation since March 2013, of The Chubb Corporation since April 2013, and of Exxon Mobil Corporation since May 2013. Mr. Weldon has been a director and Chairman of the Board of JPMorgan Chase Bank, N.A. since July 2013. He was a director of Johnson & Johnson from 2002 until December 2012.
Mr. Weldon is a member of various nonprofit organizations.
Mr. Weldon graduated from Quinnipiac University and is a member of the school’s Board of Trustees.

14 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Corporate governance
We have robust policies and procedures for the direction and management of our Firm. Our commitment to good corporate governance is integral to our business. Our key governance practices are described below.

PRINCIPLES

In performing its role, our Board of Directors is guided by our Corporate Governance Principles which establish a framework for the governance of the Board and the management of our Firm. The principles were adopted by the Board and reflect regulatory requirements and broadly recognized governance practices, including the New York Stock Exchange (“NYSE”) corporate governance listing standards. They are reviewed regularly and updated as appropriate. The full text can be found on our website at jpmorganchase.com, under the heading Governance, which is under the About Us tab.

BOARD STRUCTURE AND RESPONSIBILITIES

The Board of Directors is responsible for the oversight of management on behalf of our Firm’s shareholders. The Board and its committees meet periodically throughout the year to (i) review strategy, business and financial performance, risk and control matters, compensation and management development, and public responsibility matters; and (ii) provide guidance to and oversight of, and otherwise assess and advise, the Chief Executive Officer (“CEO”) and other senior executives. The Board’s leadership structure, described below, is designed to ensure that authority and responsibility are effectively allocated between the Board and management. Notwithstanding the strong oversight roles of the Lead Independent Director and committee chairs described below, all directors share equally in their responsibilities as members of the Board.

•
Independent oversight – All of our directors are independent, with the exception of our Chairman and CEO, James Dimon. The independent directors meet in executive session with no management present at each regularly scheduled in-person Board meeting, where they discuss any matter they deem appropriate.

•	Chairman of the Board – Our Chairman is appointed annually by all the directors. The Chairman’s responsibilities include:
— presiding at Board and shareholder meetings
— calling Board and shareholder meetings
— preparing meeting schedules, agendas and materials, subject to the approval of the Lead Independent Director
The Board believes it is important to retain flexibility
to determine the best leadership structure for any particular set of circumstances and personnel. These decisions should not be mechanical; they should be contextual and based on the particular composition of the Board, the particular CEO and the needs and opportunities of the Firm as they change over time.
At the present time, our Chairman is James Dimon, who is also the CEO. The Board believes this structure, together with a strong Lead Independent Director, currently provides the appropriate leadership and oversight of the Firm and facilitates effective functioning of both the Board and management. The Board has separated the positions in the past and may do so again in the future if it believes that would be in the best interests of the Firm.

•
Lead Independent Director – In 2013, the Board enhanced its independent oversight by converting the Presiding Director role to that of Lead Independent Director. The Lead Independent Director position includes all of the responsibilities and authorities of the Presiding Director, adds additional responsibilities and authorities and formalizes a number of the Board’s existing practices. The Lead Independent Director is appointed annually by the independent directors. The role includes the authority and responsibility to:

— call a Board meeting (as well as a meeting of the independent Directors of the Board) at any time
— preside over Board meetings when the Chairman is absent or his participation raises a possible conflict
— approve Board meeting agendas and add agenda items
— preside over executive sessions of independent directors, which take place at every regularly scheduled in-person Board meeting

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 15

— meet one-on-one with the CEO after each regularly scheduled in-person Board meeting
— guide the annual performance evaluation of the Chairman and CEO
— guide independent director consideration of CEO compensation
— guide full Board consideration of CEO succession issues
— guide the annual self-assessment of the full Board
— facilitate communication between management and the independent directors
— be available for consultation with major shareholders and other constituencies where appropriate

•
Committee chairs – The Board has created a strong committee structure designed to ensure effective and efficient board operations. All committee chairs are independent and are appointed annually by the Board. See page 17 for further information about our committees. Committee chairs are responsible for:

— calling meetings of their committees
— presiding at meetings of their committees
— approving agendas and materials for their committee meetings
— serving as a liaison between committee members and the Board, and between committee members and senior management, including the CEO
— working directly with the senior management responsible for committee matters

CORPORATE GOVERNANCE STRUCTURE
The Board believes the strong committee structure, as shown in the chart below, enhances the Board’s oversight of the Firm’s management.

SHAREHOLDERS
Compensation & Management Development Committee
Board of Directors
Corporate Governance & Nominating Committee
Risk Policy Committee
Chairman & CEO
Public Responsibility Committee
Audit Committee
Internal Audit
Operating Committee (senior management committee)
Management Control Committees

16 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

COMMITTEES OF THE BOARD

Our Board has five principal standing committees:
Audit Committee, Compensation & Management Development Committee, Corporate Governance & Nominating Committee, Public Responsibility Committee and Risk Policy Committee. Committees meet regularly in conjunction with scheduled board meetings and hold additional meetings as needed.
The charter of each committee can be found on our website at jpmorganchase.com, under the heading Governance, which is under the About Us tab.
The Board has determined that each of our committee members is independent in accordance with NYSE corporate governance listing standards. The Board has also determined that each member of the Audit Committee (James A. Bell, Crandall C. Bowles and Laban P. Jackson, Jr.) is an audit committee financial expert in accordance with the definition established by the SEC.
Our Board’s Corporate Governance Principles provide that Board members have complete access to management, and that the Board and its committees have the authority and the resources to seek legal or other expert advice from sources independent of management. The committees report their activities to and discuss their recommendations with the full Board.
The following highlights the key responsibilities of each standing committee.
Audit Committee
Provides oversight of:

•	The independent registered public accounting firm’s qualifications and independence

•	The performance of the internal audit function and the independent accounting firm

•
Management’s responsibilities to (i) assure that there is in place an effective system of controls to safeguard the Firm’s assets and income; (ii) assure the integrity of the Firm’s financial statements; and (iii) maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations

Compensation & Management Development Committee

•	Reviews and approves the Firm’s compensation and benefit programs

•	Ensures the competitiveness of compensation programs

•
Provides oversight of the Firm’s compensation principles and practices and review of the relationship among risk, risk management controls, requirements of our regulators and compensation in light of the Firm’s objectives

•	Advises the Board on talent development, diversity and succession planning for key executives
Corporate Governance & Nominating Committee
Exercises general oversight for the governance of the Board, including by:

•	Reviewing and recommending proposed nominations for election to the Board

•	Evaluating the Board’s Corporate Governance Principles and recommending any changes

•	Approving the framework for Board assessment and self-evaluation

•	Recommending policies for Board compensation
Public Responsibility Committee
Provides oversight of the Firm’s policies and practices regarding public responsibility matters such as community investment, fair lending, sustainability, consumer practices, political activities and other public policy issues that reflect the Firm’s values and character and impact the Firm’s reputation among all of its shareholders
Risk Policy Committee
Provides oversight of the CEO’s, Chief Risk Officer’s and senior management’s responsibilities to:

•	Assess and manage the Firm’s credit risk, market risk, structural interest rate risk, investment risk, liquidity risk, fiduciary risk and model risk

•	Ensure there is in place an effective system reasonably designed to evaluate and control such risks throughout the Firm

•	Manage capital and liquidity planning and analysis

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 17

The Board has two additional standing committees and may establish additional committees as needed:
Stock Committee
The committee is responsible for implementing the declaration of dividends, authorizing the issuance of stock, administering the dividend reinvestment plan and implementing share repurchase plans. The committee acts within Board-approved limitations and capital plans.
Executive Committee
The committee consists of the CEO and the chairs of the Board’s five principal standing committees. It may exercise all the powers of the Board that lawfully may be delegated, but with the expectation that it would not take material actions absent special circumstances.
Specific Purpose Committees
The Board establishes committees as appropriate to address specific issues (“Specific Purpose Committees”). The Board currently has four such committees to provide required oversight in connection with certain regulatory orders (“Consent Orders”) issued by the Federal Reserve and the Office of the Comptroller of the Currency:

•	BSA/AML (Bank Secrecy Act/Anti-Money Laundering) Compliance Committee

•	Mortgage Compliance Committee

•	Sworn Documents Compliance Committee

•	Trading Compliance Committee
Other Specific Purpose Committees may be established from time to time to address other issues, including review of shareholder demands made in connection with pending or potential shareholder derivative litigation.

Each Consent Order committee is comprised of between two and four independent directors. They meet monthly to provide oversight for specific aspects of our control agenda and to monitor progress under action plans developed by management to address the issues identified under the applicable Consent Order.
In addition to the Consent Order committees, in 2012 the Board established a Review Committee (“Review Committee”) in connection with losses incurred in the Chief Investment Office (“CIO”). Additional information and analysis of the 2012 CIO losses can be found in our Report of the Review Committee of the Board of Directors of JPMorgan Chase & Co., dated January 15, 2013, which is publicly available on our website at jpmorganchase.com, under the heading CIO Reports, which is under the Investor Relations tab. This committee continues to meet as appropriate.
As the Firm achieves its objectives in each specific area, we expect these Specific Purpose Committees will meet less frequently and eventually their work will be concluded, at which time, subject to regulatory consent where applicable, these committees will be disbanded.

18 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

BOARD COMMITTEE MEMBERSHIP AND 2013 MEETINGS

The following table summarizes the membership of the Board’s principal standing committees and Specific Purpose Committees in 2013, and the number of meetings that were held during 2013. In 2013, the Board met 13 times. Each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.
All 2013 nominees, except one, were present at the annual meeting of shareholders held May 21, 2013.

The Audit Committee and the Risk Policy Committee hold joint meetings on matters of mutual interest. The Compensation & Management Development Committee meets at least annually with the Firm’s Chief Risk Officer and the Risk Policy Committee or its chairman to review the Firm’s compensation practices. This review includes the Firm’s safety and soundness in light of the Firm’s objectives and the avoidance of compensation practices that would encourage excessive risk-taking.

Board Committee Membership and 2013 Meetings
Director [1]	Audit	Compensation & Management Development	Corporate Governance & Nominating	Public Responsibility	Risk Policy	Specific Purpose Committees [2]
Linda B. Bammann				Member	Member	D
James A. Bell	Member					A
Crandall C. Bowles	Member			Chair		A
Stephen B. Burke		Member	Member
James S. Crown					Chair	B
James Dimon
Timothy P. Flynn				Member	Member	D
Laban P. Jackson, Jr.	Chair					A,B,C,E
Michael A. Neal					Member
Lee R. Raymond [3]		Chair	Member			C,E
William C. Weldon		Member	Chair			C,D,E
Number of meetings in 2013	15	6	5	4	8	47

[1]	David M. Cote and Ellen V. Futter retired in July 2013. Before retiring, both Mr. Cote and Ms. Futter served on the Public Responsibility and Risk Policy Committees.

[2]	The Board’s separately established Specific Purpose Committees and the number of meetings held by each during 2013 were:
A - BSA/AML(Bank Secrecy Act/Anti-Money Laundering) Compliance Committee – 13 meetings;
B - Mortgage Compliance Committee – 12 meetings;
C - Trading Compliance Committee – 14 meetings;
D - Sworn Documents Compliance Committee – three meetings; and
E - Review Committee in connection with the CIO – five meetings.

[3]	Lead Independent Director

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 19

BOARD EVALUATION

The Board conducts an annual assessment aimed at enhancing its effectiveness. This evaluation is led by the independent directors and guided by the Lead Independent Director. Each director is expected to participate and provide feedback on a range of issues, including the Board’s overall effectiveness; the Lead Independent Director’s performance; committee structure; the flow of information received from management; the nature and scope of agenda items; and shareholder communication. In addition, each of the principal standing committees conducts its own annual self-assessment. These evaluations are led by the committee chairs and generally include, among other topics, a review of the committee charter, the agenda for the coming year, and the flow of information received from management. The Governance Committee periodically appraises the framework for the Board evaluation process and the allocation of responsibility among committees.

BOARD COMMUNICATION

Communicating our strategy and financial performance to our shareholders and the broader investment community is critically important and is effected through quarterly earnings conference calls and materials, SEC filings, Investor Day, investor conferences and web communications. In addition, directors and senior executives engage throughout the year with shareholders and organizations interested in our performance or business practices through meetings and calls globally and we conduct an extensive shareholder outreach program twice a year.
In 2013, we expanded our outreach program to discuss a wider range of issues with a broader group of shareholders. Outreach discussions in the fall tend to focus on corporate governance matters and discussions in the spring tend to focus on issues specifically related to the proxy statement. In 2014, the Board endorsed the Shareholder-Director Exchange (SDX) Protocol, as a guide for effective, mutually beneficial engagement between shareholders and directors.

Shareholder outreach and input
In the fall of 2013, as part of our shareholder outreach program, we met with shareholders representing nearly 40% of our outstanding stock. In these highly interactive meetings, we heard many constructive comments on governance, compensation, shareholder communications and shareholder proposals. We have made a number of changes to our proxy statement this year to respond to what we heard from shareholders and better reflect our commitment to providing clear and transparent information to our shareholders.
In addition, through shareholder engagement, we reached agreement on the withdrawal of two proposals for the 2014 annual meeting of shareholders. The Sisters of Charity of Saint Elizabeth and a number of other sponsors submitted a proposal, subsequently withdrawn, asking that the Board commission a report describing the steps the Firm has taken to address a number of challenges it faced. In discussions with the proponents, we agreed that comprehensive communication around best practices and lessons learned is valuable for all of our shareholders and agreed to prepare a report similar to that proposed. This report will consolidate relevant information and be readily available to shareholders.
The Needmor Fund submitted a proposal, subsequently withdrawn, that the Board require that the Chairman of the Board be independent beginning with the next CEO transition. We began a dialogue with the proponents and agreed to continue discussions, focusing on major issues related to the Chairman and CEO roles at public companies, including factors corporate directors might consider in reviewing the implications of combining or separating the roles of Chairman and CEO.
At our annual meeting last spring, a majority of shareholders re-elected all of our directors. Nevertheless, through the voting at that meeting, a significant number of shareholders expressed a desire, reiterated during outreach calls, for the nomination (when possible) of additional directors with experience in risk management and the financial services industry and for enhancements to our corporate governance. We have since elected two new directors who are highly qualified in risk management and the financial services industry. We have also announced changes to our Corporate Governance Principles, including the establishment of a Lead Independent Director position (replacing the Presiding Director position) and

20 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

codification of a number of Board governance matters, as described in greater detail in this proxy statement on pages 15-16 and in our press release dated September 9, 2013, which is available on our website at jpmorganchase.com, under the heading Press Releases, which is under the About Us tab.
Shareholders and interested parties who wish to contact any Board member, including the Lead Independent Director, any committee chair, or the independent directors as a group, may mail their correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017, or e-mail the Office of the Secretary at corporate.secretary@jpmchase.com.

DIRECTOR INDEPENDENCE

The Board’s commitment to independence begins with the individual directors. All of our non-management Board members are independent under the standards established by the NYSE and the Firm’s independence standards. Directors are determined to be independent if they have no disqualifying relationship, as defined by the NYSE, and if the Board has affirmatively determined they have no material relationship with JPMorgan Chase, directly or as a partner, shareholder or officer of an organization that has a relationship with JPMorgan Chase.
In determining the independence of each director, the Board uses the following criteria:

•	The Corporate Governance Principles adopted by the Board and published on our website at jpmorganchase.com, under the heading Governance, which is under the About Us tab

•	The NYSE corporate governance listing standards
The Board has reviewed the relationships between the Firm and each director and determined that in accordance with the NYSE’s and the Firm’s independence standards, each non-management director (Linda B. Bammann, James A. Bell, Crandall C. Bowles, Stephen B. Burke, James S. Crown, Timothy P. Flynn, Laban P. Jackson, Jr., Michael A. Neal, Lee R. Raymond and William C. Weldon) has only immaterial relationships with JPMorgan Chase. Accordingly, all directors other than Mr. Dimon are independent. Two directors (David M. Cote and Ellen V. Futter) who retired in July 2013 had only immaterial relationships with JPMorgan Chase, and accordingly each was an independent director.
Because of the nature and broad scope of the services provided by the Firm, there may be ordinary course of business transactions between the Firm and any independent director, his or her immediate family members or principal business affiliations. These may include, among other things, extensions of credit and other financial and financial advisory products and services; business transactions for property or services; and charitable contributions made by the JPMorgan Chase Foundation or the Firm to any nonprofit organization of which a director is employed as an officer.
In making its determinations regarding director independence, the Board considered:

•
Consumer credit: extensions of credit provided to directors Bell and Jackson; and credit cards issued to directors Bammann, Bell, Bowles, Crown, Flynn, Jackson, Neal, Raymond, and Weldon, and their immediate family members

•
Wholesale credit: extensions of credit and other financial and financial advisory services provided to Springs Industries, Inc. and its subsidiaries, where Ms. Bowles was Chairman of the Board until June 2013; NBCUniversal, LLC and Comcast Corporation and their subsidiaries, where Mr. Burke is Chief Executive Officer and a senior executive, respectively; Henry Crown and Company, where Mr. Crown is President, and other Crown family-owned entities; and Valeant Pharmaceuticals International, Inc., where Mr. Weldon’s son is an Executive Vice President

•
Goods and services: leases of commercial office space from subsidiaries of companies in which Mr. Crown and members of his immediate family have indirect ownership interests; and national media placements with NBCUniversal and Comcast outlets

The Board reviewed these relationships in light of its independence standards and determined that none of them creates a material relationship between the Firm and the respective director or would impair the independence or judgment of the respective director.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 21

DIRECTOR COMPENSATION

The Board believes it is desirable that a significant portion of director compensation be linked to the Firm’s common stock.
Annual compensation
For 2013, each non-management director received an annual cash retainer of $75,000 and an annual grant, made when annual employee incentive compensation was paid, of deferred stock units valued at $170,000 on the date of grant. Beginning in 2014, the director’s annual grant of deferred stock units was increased to $225,000.
Effective July 17, 2013, the annual cash retainer for the chairs of the Audit and Risk Policy Committees was increased from $15,000 to $25,000; the annual cash retainer for members of the Audit Committee was increased from $10,000 to $15,000; and the annual cash retainer for members of the Risk Policy Committee was set at $15,000.
The increase in compensation for service on our Board and its principal standing committees reflects the demands for more comprehensive, detailed governance processes generally for public companies, and for companies in the financial services industry in particular, that have evolved since we last increased the director retainer and annual grant amounts in 2003 and initially paid an annual cash retainer to members of the Audit Committee in 2004.
Each deferred stock unit included in the annual grant to directors represents the right to receive one share of the Firm’s common stock and dividend equivalents payable in deferred stock units for any dividends paid. Deferred stock units have no voting rights. In January of the year immediately following a director’s termination of service, deferred stock units are distributed in shares of the Firm’s common stock in either a lump sum or in annual installments for up to 15 years as elected by the director.

The following table summarizes the current annual compensation for non-management directors.

Compensation	Amount ($)
Board retainer	$75,000
Lead Independent Director retainer	30,000
Audit and Risk Committee chair retainer	25,000
All other committees chair retainer	15,000
Audit and Risk Committee member retainer	15,000
Deferred stock unit grant	225,000
The Board may periodically ask directors to serve on Specific Purpose Committees or other committees that are not one of the Board’s principal standing committees or to serve on the board of directors of a subsidiary of the Firm. Any compensation for such service is included in the 2013 Director compensation table on the following page.
Stock ownership: no hedging, no pledging
As stated in the Corporate Governance Principles, directors agree that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a Board member. Shares held personally by a director may not be held in margin accounts or otherwise pledged as collateral, nor may the economic risk of such shares be hedged.
Deferred compensation
Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including deferred stock units. Upon retirement, compensation deferred into stock units will be distributed in stock; all other deferred cash compensation will be distributed in cash. Deferred compensation will be distributed in either a lump sum or in annual installments for up to 15 years as elected by the director commencing in January of the year following the director’s retirement from the Board.
Reimbursements and insurance
The Firm reimburses directors for their expenses in connection with their Board service or pays such expenses directly. The Firm also pays the premiums on directors’ and officers’ liability insurance policies and on travel accident insurance policies covering directors as well as employees of the Firm.

22 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

2013 Director compensation table
The following table shows the compensation for each director in 2013.

Director	Fees earned or paid in cash ($) [1]	Other fees earned or paid in cash ($) [2]	2013 Stock award ($) [3]	Total ($)
Linda B. Bammann [4]	$26,250	$5,000	$—	$31,250
James A. Bell	87,278	22,500	170,000	279,778
Crandall C. Bowles	102,278	20,000	170,000	292,278
Stephen B. Burke	75,000	—	170,000	245,000
David M. Cote [4]	43,750	—	170,000	213,750
James S. Crown	101,389	36,833	170,000	308,222
Timothy P. Flynn	81,833	7,500	170,000	259,333
Ellen V. Futter [4]	43,750	—	170,000	213,750
Laban P. Jackson, Jr.	106,834	191,833	170,000	468,667
Michael A. Neal [4]	—	—	—	—
Lee R. Raymond [5]	113,500	20,000	170,000	303,500
William C. Weldon	90,000	45,722	170,000	305,722

[1]
Includes fees earned, whether paid in cash or deferred, for service on the Board of JPMorgan Chase. Effective July 17, 2013, the fees for the chairs of the Audit and Risk Committees were increased from $15,000 to $25,000; the fee for members of the Audit Committee was increased from $10,000 to $15,000; and the fee for members of the Risk Committee was set at $15,000. Fees paid in 2013 were pro-rated.

[2]
Includes fees paid to non-management directors who serve on the Board of Directors of JPMorgan Chase Bank, N.A., (“Bank”) a wholly-owned subsidiary of JPMorgan Chase, or are members of one or more Specific Purpose Committees. Effective July 17, 2013, the fee for the members of the Board of the Bank was set at $15,000 and the fee for the Chairman of the Board of the Bank was set at $25,000. Messrs. Crown, Jackson and Weldon, as directors of the Bank, received fees of $6,833, and as Chairman of the Board of the Bank, Mr. Weldon received an additional fee of $11,389; these fees were pro-rated. A fee of $2,500 is paid for each Specific Purpose Committee meeting attended and Ms. Bammann attended two meetings; Mr. Bell attended nine meetings; Ms. Bowles attended eight meetings; Mr. Crown attended 12 meetings; Mr. Flynn attended three meetings; Mr. Jackson attended 30 meetings; Mr. Raymond attended eight meetings; and Mr. Weldon attended 11 meetings. Also includes for Mr. Jackson $110,000 in compensation during 2013 in consideration of his service as a director of J.P. Morgan Securities plc, an indirect wholly-owned subsidiary of JPMorgan Chase and one of the Firm’s principal operating subsidiaries in the United Kingdom.

[3]
On January 17, 2013, each director received an annual stock award in an amount of deferred stock units equal to $170,000, based on a grant date fair market value of $46.58. The aggregate number of option awards and stock awards outstanding at December 31, 2013, for each current director is included in the “Security ownership of directors and executive officers” table on page 56 under the columns “Options/SARs exercisable within 60 days” and “Additional underlying stock units,” respectively. All such awards are vested.

[4]
Ms. Bammann joined the Board in September 2013. Mr. Cote and Ms. Futter retired from the Board in July 2013. Retainers for Board and committee memberships were pro-rated. Mr. Neal joined the Board in January 2014.

[5]	As Lead Independent Director, Mr. Raymond received an additional retainer fee of $23,500; this fee was pro-rated.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 23

Risk Management
Risk is an inherent part of our business, and effective risk management is a top priority. With leadership from our Operating Committee and oversight by the Board, we have developed a control agenda that is intended to manage risk in the interests of our Firm and our shareholders. Our approach to risk management is to create a culture of risk transparency, awareness and personal responsibility. The Firm believes that risk management is the responsibility of every employee. Employees are expected to operate with the highest standards of integrity and to identify, escalate and correct mistakes.

DEFINING RISK APPETITE

Our risk appetite is established by management taking into consideration the Firm’s capital and liquidity positions, earnings power and diversified business model. The risk appetite framework is a tool to measure the capacity to take risk and is expressed in loss tolerance parameters at the Firm and/or line of business (“LOB”) levels, including net income/loss tolerances, liquidity limits and markets limits.
The CEO, Chief Financial Officer (“CFO”), Chief Operating Officer (“COO”) and Chief Risk Officer (“CRO”) set and approve the firm-level risk appetite parameters. The LOB CEOs, CFOs and CROs are responsible for setting the risk appetite parameters for their respective LOBs subject to approval by the Firm’s CEO, CFO, COO and CRO.
The Board of Directors’ Risk Policy Committee approves the Firm’s Risk Appetite Policy, and approves such policies as may be designated by the Risk Policy Committee as primary risk policies, and annually reviews and approves any material changes to such policies. As of December 2013, the Risk Policy Committee has designated the following as Primary Risk Policies: Capital Management, Consumer Risk Management, Country Risk Management, Liquidity Risk Oversight & Liquidity Management, Market Risk Management, Model Risk Management, Operational Risk Management, Principal Risk Management, Reputation Risk Management, Risk Appetite, Risk Management Governance, Interest Rate Risk Management and Wholesale Credit Risk Management Principles.

MANAGING RISK

Risk Management, under the direction of the Firm’s CRO, provides a firmwide independent function for the management of risk. The CRO reports to the CEO and is additionally accountable to the Board, for those matters specified in the charter of the Risk Policy Committee.
The Firmwide Risk Committee, co-chaired by the Firm’s CEO and CRO, provides oversight of the risks inherent in the Firm’s businesses, including market, credit, principal, structural interest rate, operational risk framework, fiduciary, reputational, country, liquidity and model risks. Each LOB is responsible for decisions relating to risk strategy, policy, measurement and control within its respective business. This happens primarily through LOB Risk Committees, co-chaired by the LOB CEO or equivalent and the LOB CRO, which escalate line of business risk topics to the Firmwide Risk Committee as appropriate.
There are various firmwide committees and functions, and forums with risk management-related responsibilities. In addition, the Firm has other management committees and forums at the LOB and regional levels, where risk-related topics are discussed and escalated as necessary. The membership of these committees includes senior management of the Firm’s business and control functions. The committees meet regularly to discuss a broad range of topics.
The Firm’s Risk Management Organization and other Firmwide functions with risk-related responsibilities (e.g., Regulatory Capital Management Office, Oversight and Control Group, Valuation Control Group, Legal and Compliance) provide independent oversight of the monitoring, evaluation and escalation of risk.
The Firm approaches its incentive compensation arrangements through an integrated risk, compensation and financial management framework to encourage a culture of risk awareness and personal accountability. For further information on our compensation practices see Compensation Discussion and Analysis on pages 29-46.

24 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

BOARD OVERSIGHT

The Board of Directors provides oversight of risk principally through the Board of Directors’ Risk Policy Committee, Audit Committee and, with respect to compensation, Compensation & Management Development Committee. Primary responsibility with respect to oversight of market risk, credit risk, principal risk, structural interest rate risk, fiduciary risk, country risk, liquidity risk, and model risk rests with the Risk Policy Committee, while primary responsibility with respect to oversight of operating risk, legal risk and compliance risk rests with the Audit Committee. Each committee of the Board oversees reputation risk issues within its scope of responsibility.

CODE OF CONDUCT AND CODE OF ETHICS FOR FINANCE PROFESSIONALS

The JPMorgan Chase Code of Conduct (“Code”) (available on our website at jpmorganchase.com, under the heading Governance, which is under the About Us tab) is a collection of rules and policy statements that provide guidance and resources intended to assist employees in making decisions about their conduct in relation to the Firm’s business. The Code is a critical component in helping us maintain high professional standards, and employees and directors are required to affirm their personal compliance with the Code annually. We also provide a Code Reporting Hotline operated 24/7 by an independent third party, through which employees can anonymously report suspected violations of the Code or other policies. Suspected violations of the Code are investigated by the Firm and may result in an employee being cleared of the suspected violation or an escalating range of actions depending upon the facts and circumstances. These actions range from a warning to a variety of measures pursued by our human-resources professionals including the reduction of compensation and/or clawbacks and ultimately separation of employment. The Chief Compliance Officer annually reports to the Audit Committee on the Code of Conduct program and reviews the record of compliance.

The Firm also has a Code of Ethics for Finance Professionals (“Code of Ethics”) that applies to the CEO, CFO, Chief Accounting Officer and all other professionals of the Firm worldwide serving in a finance, accounting, corporate treasury, tax or investor relations role. The purpose of our Code of Ethics is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Firm’s financial books and records and the preparation of our financial statements. Employees to whom the Code of Ethics applies must affirm their compliance with the Code of Ethics and the Code of Conduct.
Certain key governance policies

VOTING STANDARDS

Majority voting for directors
The Firm’s By-laws provide a majority voting standard for election of directors in uncontested elections, with resignation tendered by any incumbent director who is not re-elected.
Simple majority requirements
The Firm’s By-laws also provide that a majority of the shares outstanding is required and sufficient for a determinative vote. There are no supermajority vote requirements.

SPECIAL SHAREHOLDER MEETINGS AND ACTION BY WRITTEN CONSENT

The Firm’s By-laws permit shareholders holding at least 20% of the outstanding shares (net of hedges) of our common stock to call special meetings. In addition, last year shareholders approved an amendment to the Firm’s Certificate of Incorporation to permit shareholders holding at least 20% of the outstanding shares of our common stock to act by written consent on terms substantially similar to the terms applicable to call special meetings.

PUBLIC POLICY ENGAGEMENT

We believe that responsible corporate citizenship requires a strong commitment to a healthy and informed democracy through civic and community involvement. Moreover, our business is subject to extensive laws and regulations at the international, federal, state and local levels. Changes in such laws can

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 25

significantly affect how we operate, our revenues and the costs we incur. Because of the potential impact public policy can have on our businesses, employees, communities and customers, we engage in the political process and work to advance and protect the long-term interests of the Firm. Information about our approach, policies and procedures regarding political activities and legislative lobbying can be found on our website at jpmorganchase.com/politicalactivities.
Our political activities are subject to oversight by the Board’s Public Responsibility Committee, which provides guidance to the Board and management on significant policies and practices regarding political contributions, major lobbying priorities, and principal trade association memberships that relate to the Firm’s public policy objectives. The Global Government Relations department implements these policies and manages all political activities conducted by the Firm. The department reports to the Head of Corporate Responsibility and prepares an annual review for the Board’s Public Responsibility Committee. This leadership provides a continued focus on those public policy issues most relevant to the long-term interests of our business, clients and shareholders.
Our policies prohibit contributions of corporate funds to candidates, political party committees or political action committees (“PACs”). Contributions by the Firm’s PACs are supported entirely by voluntary contributions made by employees and are used to support candidates, parties or committees whose views on specific issues are consistent with the Firm’s priorities. Contributions made by the PACs are subject to legal disclosure requirements and are reported in filings with the Federal Election Commission and the relevant state or local election commissions, and are publicly available on our website.
We may, from time to time, use corporate funds to support or oppose state or local ballot initiatives that affect our business. No corporate funds are used to make contributions to broad-based groups organized under Section 527 of the Internal Revenue Code. The Firm’s PACs may make contributions to ballot committees and 527 groups; however, contributions to 527s are primarily membership dues and are not used to support the election of any specific candidate or for the purpose of funding specific expenditures or communications. We voluntarily provide information about these contributions on our website.

We may occasionally support groups organized under Section 501(c)(4) of the Internal Revenue Code on public policy matters, but not for electoral purposes. When we do support such groups, we will seek to disclose that information.
We do not use corporate funds to make independent political expenditures, including electioneering communications.

26 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Proposal 2:
Advisory resolution to approve
executive compensation

Approve the Firm’s compensation practices and principles and their implementation for 2013 for the compensation of the Firm’s Named Executive Officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement.

RECOMMENDATION: Vote FOR approval

Proposal 2 — Advisory resolution to approve executive compensation

ADVISORY RESOLUTION

As discussed in the Compensation Discussion and Analysis, the Board of Directors believes that JPMorgan Chase’s long-term success as a premier financial services firm depends in large measure on the talents of the Firm’s employees. The Firm’s compensation system plays a significant role in the Firm’s ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of the Firm’s compensation system are an acute focus on performance, shareholder alignment, sensitivity to the relevant marketplace, and a long-term orientation.
As required by Section 14A of the Securities Exchange Act, this proposal seeks a shareholder advisory vote to approve the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“Resolved, that shareholders approve the Firm’s compensation practices and principles and their implementation for 2013 for the compensation of the Firm’s Named Executive Officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement.”
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation & Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements. We will include an advisory vote on executive compensation on an annual basis at least until the next shareholder advisory vote on the frequency of such votes.

The Board of Directors recommends a vote FOR this advisory resolution to approve executive compensation.

28 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Compensation discussion and analysis

EXECUTIVE SUMMARY

We design our executive compensation program to be consistent with best practice, support our businesses in achieving their key goals and imperatives, and drive shareholder value. Our pay programs, which must comply with directives from our regulators, are governed by a set of sound principles. We continually review and improve our pay practices to ensure they support our businesses in the face of an ever-changing operating environment. In 2013, we made several enhancements to our practices so that our compensation program continues to be aligned with shareholder interests. The following Compensation Discussion and Analysis (“CD&A”) is organized around four key considerations (summarized in the exhibit below) that we believe shareholders should focus on in their evaluation of our Say on Pay proposal.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 29

Our businesses exhibited strong performance in 2013, despite a challenging regulatory and litigation environment and additional capital requirements. Key business accomplishments and results for 2013 include:

•	Strong and sustained underlying performance across all businesses

•	Firmwide results negatively impacted by fines and settlements

•	Significant progress enhancing controls and addressing regulatory items

•	Execution of strategic priorities that better position the Firm for long-term success
We delivered a 37% total return to shareholders in 2013 and continue to deliver sustained financial performance.

STRONG UNDERLYING PERFORMANCE

Our businesses achieved strong underlying performance in a challenging environment while maintaining a fortress balance sheet – ending the year with a Basel III Tier 1 common ratio of 9.5%, significantly above last year’s ratio of 8.7%. Highlights of 2013 performance for each major line of business and the Firm are provided below.

30 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

REGULATORY FINES AND SETTLEMENTS

Total firmwide legal expense for 2013 was $11.1 billion, as we reached several important resolutions with government agencies and private parties and made significant progress on our control, regulatory and litigation agenda. It was in the best interests of JPMorgan Chase and its shareholders to resolve these issues and move forward. With the progress on these matters, the Firm can focus on continuing to serve its clients and communities around the world. Despite tremendous challenges, the Firm earned $17.9 billion in net income in 2013, compared with $21.3 billion in the previous year.1

SIGNIFICANT PROGRESS IN ENHANCING CONTROLS AND ADDRESSING REGULATORY ISSUES

A strong and sustainable control environment is integral to delivering our services properly and maintaining the Firm’s reputation for integrity and excellence. Mr. Dimon has led the way in this initiative by confronting our legal and regulatory issues and committing the effort and resources necessary to address them. Although many significant settlements were only recently concluded, the Firm did not wait for final resolution before taking responsive measures. As Mr. Dimon stated in his 2013 letter to shareholders, controls are the Firm’s number one priority. Management has embraced this mandate, and actions have been taken and are continuing as described in this proxy statement. Enhancements to our risk and control practices, as they relate to compensation, include:

•
We implemented an enhanced risk review process in all lines of business and for our corporate functions that identifies and evaluates relevant risk and control issues that surface in various forums (Risk Committee, Business Control, etc.) and, when appropriate, initiates human resources-related remedial actions such as reduction of variable compensation or separation of employment.

•
Incentive compensation pools are reviewed to ensure that business performance, including the impact of risk and control items, are considered prior to developing preliminary incentive pool guidance. The context for incentive compensation starts with our financial performance. We then take into account other qualitative factors including progress against strategic priorities, risk and control outcomes, staffing changes, people management priorities and competitive market trends.

STRATEGIC PRIORITIES AND LONG-TERM SUCCESS

Our performance in 2013 also reflects our commitment to invest in our businesses, the market leadership of our franchises, and our effectiveness in executing our core business strategies. We believe the following actions we took in 2013 position us to continue to deliver sustained shareholder value:

•
Made the regulatory and control agenda the top priority for the Firm through an unprecedented, firmwide, multi-year effort. We have deployed substantial resources to this effort, including increasing the amount spent on the control agenda by approximately $1 billion in 2013, with an expectation of spending approximately an additional $1 billion in 2014 on this initiative. We have dedicated managerial focus, and made changes in our organizational structure, processes and systems to get this done promptly and properly.

•
Simplified our business and refocused on our priorities by investing in our core franchises that support our long-term strategy, while working to exit non-core businesses, including physical commodities and student loan origination.

•	Resolved a number of outstanding claims with government agencies and private parties, thereby allowing us to focus our energies on serving our clients and building our business.

•
Strengthened the Firm’s leadership by investing considerable time and resources in a disciplined talent review process and an enhanced executive development program to ensure we have a strong pipeline of talented and diverse business leaders for today and the foreseeable future.

________________
1 The Firm resolved several significant regulatory and litigation matters including, in January 2013, entering into consent orders with its banking regulators relating to the Firm’s Bank Secrecy Act/Anti-Money Laundering policies, procedures and controls, and with respect to the risk management and control functions in the Firm’s Chief Investment Office; the settlements in November 2013 of certain repurchase representation and warranty claims by a group of institutional investors and with the U.S. Department of Justice, several other federal agencies and several State Attorneys General relating to certain residential mortgage-backed securitization activities of the Firm, The Bear Stearns Companies Inc. (“Bear Stearns”) and Washington Mutual (“WaMu”), including events at Bear Stearns and WaMu that predated the Firm’s ownership; and the Deferred Prosecution Agreement entered into in January 2014 with the U.S. Department of Justice and related agreements with the Office of the Comptroller of the Currency and the Financial Crimes Enforcement Network relating to Bernard L. Madoff Investment Securities LLC and Bank Secrecy Act/Anti-Money Laundering policies, procedures and controls.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 31

LONG-TERM FINANCIAL PERFORMANCE

The Firm has delivered strong financial performance over a sustained period of time, increasing our tangible book value per share (“TBVPS”) from $22.52 to $40.81 (from 2008 to 2013) – a 13% compound annual increase over this period. Over the same period, we have also consistently increased diluted earnings per share (“EPS”) each year, except for 2013, due to fines and settlements with government agencies and private parties – a compound 26% annual increase. The exhibit below sets forth our TBVPS and EPS over the period.

TOTAL SHAREHOLDER RETURN

We delivered a 37% return to shareholders in 2013, outperforming the S&P 500 Index by five percentage points. The exhibit below shows that our TSR1 over a one-year, three-year, and five-year period generally outperformed the financial services industry, as measured by the industry-specific KBW Bank Index (“BKX”) and S&P Financials Index (“S5FINL”).

32 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

PAY-FOR-PERFORMANCE FRAMEWORK

Our Compensation & Management Development Committee (“CMDC”) uses a balanced approach in making compensation-related decisions and considers numerous factors to ensure that variable incentive awards reflect both business and individual performance over a multi-year time frame, account for risk and control outcomes, and appropriately balance achievement towards short- and long-term objectives. Specifically, the CMDC assesses Named Executive Officers’ (“NEOs”) performance against (1) business results, (2) client/customer goals, (3) people objectives and (4) risk and control outcomes. Pay is also assessed in the context of the external market, to ensure pay levels are competitive and reasonable.
Since our business is diverse and does not lend itself to a simple formulation to determine a single “score” or outcome that is determinative of overall performance and/or pay, the CMDC’s approach relies on sound business judgment. This disciplined, non-formulaic approach, which provides the CMDC with discretion in determining compensation for our NEOs, appropriately balances achievement towards short- and long-term strategic priorities. The Pay-for-Performance exhibit illustrates the balanced and holistic framework used for determining incentive award levels for the Operating Committee (including our NEOs) and other executives.

INTEGRATING RISK WITH THE COMPENSATION FRAMEWORK

We approach our incentive compensation arrangements through an integrated risk, compensation and financial management framework to encourage a culture of risk awareness and personal accountability. In addition, we use balancing mechanisms, such as risk-adjusted metrics, deferrals and multi-year vesting on equity incentives so that compensation reflects the relationship of near-term rewards to longer-term risks.

CEO AND OTHER NEO PAY DETERMINATIONS

Litigation, control and other regulatory-related matters were considered in determining 2013 NEO pay levels and incentive pools for all other employees. NEO pay levels were adjusted to account for the negative impact of the fines and settlements on our firmwide results, although we do not believe our NEOs are responsible for the 2013 fines and settlements related to the activities of Bear Stearns and WaMu prior to their acquisition by the Firm. While we adjusted NEO pay levels, we sought to achieve an appropriate balance by rewarding our NEOs for their otherwise strong performance, including:

•	TSR of 37% for the year, and outperforming financial services industry on a three- and five-year basis

•	Strong financial performance over a sustained period of time, as measured by both TBVPS and EPS

•	Strong underlying line-of-business results, despite legal and regulatory headwinds

•	Firm net income of $17.9 billion

•	Significant investment in our people, processes, systems and technology to enhance controls

•	Simplified our businesses and reduced risks associated with less profitable, non-core businesses

•	Further strengthened our fortress balance sheet

PAY-FOR-PERFORMANCE FRAMEWORK

Both performance and pay levels, for current year and long term, are assessed in the context of our external market
Performance goals established at beginning of year
KEY PERFORMANCE GOALS
Business Results
Clients/Customers
People
Risk and Control
RISK & CONTROL ADJUSTMENTS
Risk-Adjusted Financials
Macro Incentive Pool Adjustments
Individual Incentive Adjustments
Achievement towards goals assessed following year-end
Incentive Compensation Award Level

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 33

JAMES DIMON: CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Mr. Dimon became Chairman of the Board on December 31, 2006, and has been Chief Executive Officer and President since December 31, 2005. His key achievements in 2013 and related compensation are provided below.
Mr. Dimon’s 2013 compensation in context
The decision to pay Mr. Dimon an incentive award of $18.5 million and total compensation of $20 million for 2013 reflects his strong performance during the year, his outstanding sustained performance and the Firm’s 2013 results as impacted by the resolution of the legal and regulatory matters described on the previous page. Furthermore, the independent Board members considered Mr. Dimon’s performance in the context of the external market for talent, including our Primary and Secondary Peer Groups (as described in detail on page 43), and concluded that, given his strong performance, and the compensation paid to other CEOs (and their respective firms’ performance), an equity incentive award of $18.5 million was commensurate with his performance, and competitive with the external market. The exhibit below sets forth Mr. Dimon’s most recent six-year total compensation, which has varied significantly over this period based on his performance and the performance of the Firm.

34 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

MARIANNE LAKE: CHIEF FINANCIAL OFFICER
Ms. Lake was appointed Chief Financial Officer on January 1, 2013. She previously served as the CFO of our Consumer & Community Banking business from 2009 through 2012. Ms. Lake served as the heritage Investment Bank’s Global Controller in the Finance and Business Management organization from 2007 to 2009 and was previously in the Corporate Finance group managing global financial infrastructure and control programs.
Ms. Lake’s key achievements in 2013 and related compensation are provided below.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 35

DANIEL PINTO: CEO CORPORATE & INVESTMENT BANK
MICHAEL CAVANAGH: FORMER CO-CEO CORPORATE & INVESTMENT BANK
Messrs. Cavanagh and Pinto were appointed as Co-CEOs of Corporate & Investment Bank (“CIB”) in July 2012. As announced by the Firm, on March 25, 2014, Mr. Pinto became sole CEO of CIB. Mr. Pinto has also been Chief Executive Officer of Europe, the Middle East and Africa (“EMEA”) since June 2011. Mr. Cavanagh stepped down as Co-CEO of CIB and as a member of the Operating Committee on March 24, 2014, and is expected to leave the Firm during the second quarter of 2014.
Messrs. Pinto’s and Cavanagh’s key achievements in 2013 and related compensation are provided below.

36 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

MATTHEW ZAMES: CHIEF OPERATING OFFICER
Mr. Zames was named Chief Operating Officer for the Firm in April 2013, after previously serving as Co-COO. In this role, he oversees a number of firmwide functions and works closely with the lines of business and corporate functions to achieve the Firm’s strategic priorities. His responsibilities include:

•	Management of the Firm’s liquidity, funding and structural interest rate risk, including the Chief Investment Office and Treasury

•
Management of several strategic firmwide functions including Global Technology and Operations, Oversight & Control, Compliance, Mortgage Capital Markets, Corporate Strategy, Regulatory Affairs, Real Estate, Procurement, Security & Safety, General Services and Military & Veteran Affairs

Mr. Zames’ key achievements in 2013 and related compensation are provided below.

MR. ZAMES' PAY-FOR-PERFORMANCE

2013 KEY ACHIEVEMENTS

- Significantly advanced the Firm's strategic priorities:
  - Strengthened CIO by refocusing on its core mandate of asset-liability management ("ALM"), establishing an ALM Portfolio Strategy Group and conservatively investing the Firm's investment portfolio
  - Drove the firmwide liquidity framework resulting in the Firm exceeding regulatory requirements
  - Strengthened the technology multi-year strategic roadmap and execution capabilities and upgraded the Firm's cybersecurity capabilities and talent
  - In partnership with the CEO of Mortgage Banking, continued to simplify the Firm's legacy Mortgage Banking portfolio and took actions to evolve the business towards becoming smaller, more profitable and less volatile
- Led significant progress related to the Firm's oversight and control priorities:
  - Significantly enhanced the Oversight & Control Group and strengthened governance and improved transparency around the Firm's control agenda
  - Assumed responsibility for the Compliance function including establishing global Compliance plans to meet the Firm's regulatory deliverables

2013 COMPENSATION

$0.75M
$9.75M
Total Compensation: $17M
$6.5M
Salary
RSUs
Cash Incentives

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 37

2013 NAMED EXECUTIVE OFFICER COMPENSATION

The table below sets forth compensation awarded to our NEOs in connection with 2013, including salary and performance-based compensation paid in 2014 for 2013 performance. The table also contains compensation with respect to 2011 and 2012, for those individuals who were NEOs in those years and reported in the Summary Compensation Table (“SCT”).

NAME AND PRINCIPAL POSITION	YEAR	SALARY	INCENTIVE COMPENSATION CASH	INCENTIVE COMPENSATION RSUs	INCENTIVE COMPENSATION SARs	TOTAL
	ANNUAL COMPENSATION (FOR PERFORMANCE YEAR)					
James Dimon Chairman and Chief Executive Officer	2013	$1,500,000	$ –	$18,500,000	$ –	**$20,000,000**
	2012	1,500,000	–	10,000,000	–	11,500,000
	2011	1,500,000	4,500,000	12,000,000	5,000,000	23,000,000
Marianne Lake[1] Chief Financial Officer	2013	750,000	3,100,000	4,650,000	–	**8,500,000**
Michael J. Cavanagh Former Co-CEO Corporate & Investment Bank	2013	750,000	6,500,000	9,750,000	–	**17,000,000**
Daniel E. Pinto[2] CEO Corporate & Investment Bank	2013	750,000	8,125,000	8,125,000	–	**17,000,000**
	2012	750,000	8,125,000	7,125,000	1,000,000	17,000,000
Matthew E. Zames Chief Operating Officer	2013	750,000	6,500,000	9,750,000	–	**17,000,000**
	2012	750,000	6,100,000	9,150,000	1,000,000	17,000,000

1 In connection with Ms. Lake's appointment as Chief Financial Officer on January 1, 2013, her base salary was increased from $500,000 to $750,000, effective February 1, 2013.

2 For Mr. Pinto, the terms and composition of his compensation reflects applicable U.K. legal standards, which require at least half of his incentive compensation to be paid in equity with the remainder paid in cash, subject to certain restrictions and deferrals, the details of which are set forth in Note 9 of the Summary Compensation Table.

Interpreting 2013 NEO compensation
The table above is presented to show how the CMDC viewed compensation awarded for 2013. It differs from how compensation is reported in the SCT, which is required by the SEC, and is not a substitute for the information required by the SCT. There are two principal differences between the SCT and the table above:

1.
The Firm grants both cash and equity incentive compensation after the earnings for a performance year have been announced. In both the table above and the SCT, cash incentive compensation paid in 2014 for 2013 performance is shown as 2013 compensation. The table above treats equity awards (restricted stock units ["RSUs] and stock appreciation rights ["SARs"]) similarly, so that equity awards granted in 2014 for 2013 performance are shown as 2013 compensation. The SCT reports the value of equity awards in the year in which they are made. As a result, equity awards shown in the SCT reflect awards granted in 2013 in respect of 2012 performance.

2.	The SCT reports the change in pension value and nonqualified deferred compensation and all other compensation. These amounts are not shown above.

38 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

PAY MIX

Our compensation program provides for an appropriate mix between base salary, cash incentives and equity incentives that vest over time. We firmly believe that the vast majority of our NEO pay should be performance-based, wherein pay levels are directly linked to the achievement of business goals and key imperatives. In addition, to encourage our NEOs to focus on the long-term success of the Firm while avoiding excessive risk-taking, we defer the majority of incentive compensation into long-term equity, awarding it in the form of restricted stock units (“RSUs”) which vest over three years and are subject to extensive recovery provisions.
For 2013, the Board deferred 100% of Mr. Dimon’s incentive compensation into restricted stock units in order to continue to align the future value of his incentives to the performance of the Firm, including progress on the Firm’s regulatory and control agenda. For the other NEOs, approximately 60% of incentive compensation was deferred into restricted stock units pursuant to our firmwide deferral guidelines, established by the CMDC (excluding Mr. Pinto whose compensation mix reflects legally required U.K. standards). The following exhibit sets forth our CEO and other NEOs’ actual 2013 pay mix.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 39

DIRECT PAY ELEMENTS

We believe that our pay elements serve a fundamental role in motivating our executives to deliver sustained shareholder value. The exhibit below sets forth our direct compensation elements for 2013.

LONG-TERM EQUITY INCENTIVE PROGRAM

Our equity incentive program is performance-based, drives corporate results and aligns both the short- and long-term interests of our NEOs with those of shareholders. In determining award levels to NEOs, the CMDC (and independent Board members for the CEO) considers performance during the year, as well as historical performance. This approach supports our commitment to sustained shareholder value by motivating our NEOs to achieve long-term goals (versus short-term milestones only). Once an award is made, it is subject to a three-year vesting period with the ultimate payout value based on our stock price at the time of vesting. Furthermore, our ownership requirements subject a significant portion of our NEOs’ equity to the movement in our stock price, thus further aligning their interests with those of shareholders. RSUs carry no voting rights; however, dividend equivalents are paid on the RSUs at the time actual dividends are paid on JPMorgan Chase common stock. The exhibit below provides an overview of how our equity program works, and illustrates our focus on driving sustained shareholder value, by compensating our NEOs based on their long-term performance and holding them accountable (through clawback provisions) for any applicable risks identified during and after vesting.

40 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

We design our executive compensation program to be performance driven, competitive with the market and responsibly governed with direct oversight by the Board, as set forth in the table below.

STRONG ALIGNMENT WITH SHAREHOLDERS (WHAT WE DO)

✓ **Compensation principles** We believe our compensation principles promote a best practice approach to compensation, including: (1) aligning with shareholder interests; (2) attracting and retaining top talent; (3) integrating risk with compensation; (4) maintaining strong governance; and (5) tying pay to performance.	✓ **Hedging/pledging policy** Operating Committee members and Directors are prohibited from any hedging of our shares, including short sales; hedging/pledging of unvested RSUs, unexercised options or SARs; and hedging of any shares personally owned outright or through deferred compensation.
✓ **Pay at risk** Majority of Operating Committee compensation is "at-risk" and contingent on achievement of business goals that are integrally linked to shareholder value and safety and soundness.	✓ **Strong clawback policy** Comprehensive recovery provisions enable us to cancel or reduce unvested awards, or require repayment of cash or equity compensation already paid.
✓ **Pay for sustained performance** The majority of NEOs' variable compensation is in JPMorgan Chase common stock, and is subject to mandatory three-year deferral. A substantial portion of awards is subject to cancellation if thresholds are not met over this period, with final payout levels based on our stock price at time of vesting (i.e., if our stock price goes down, award value goes down and vice-versa).	✓ **Competitive benchmarking** To make fully informed decisions on pay levels and pay practices, we benchmark ourselves against Board-designated peer groups. We believe external market data is an important component of attracting and retaining top talent, while driving shareholder value.
✓ **Risk events impact pay** In making pay decisions, we consider material risk and control issues, at both the Firm and line-of-business levels, and make adjustments to compensation, when appropriate.	✓ **Responsible use of equity** We manage our equity program responsibly, using only approximately 1.5% of common shares outstanding in 2013. In addition, our share buyback program significantly reduces shareholder dilution.
✓ **Strong share ownership guidelines** Operating Committee members, including NEOs, are required to own a minimum of 200,000 to 400,000 shares of our common stock; CEO must own a minimum of 1,000,000 shares.	✓ **Shareholder outreach** Each year, we solicit from our investors feedback on our compensation programs and practices. We consider this feedback when making compensation decisions.

SOUND GOVERNANCE PRACTICES (WHAT WE DON'T DO)

⃠ **No golden parachute agreements** We do not provide additional payments or benefits in connection with a change-in-control event.	⃠ **No guaranteed bonuses** We do not provide guaranteed bonuses, except for select individuals at hire for one year.
⃠ **No special severance** We do not provide special severance. All employees, including NEOs, participate at the same level of severance, based on years of service, capped at 52 weeks up to a maximum credited salary.	⃠ **No special executive benefits** • No private club dues, car allowances, financial planning or tax gross-ups for benefits • No special health or medical benefits • No 401(k) Savings Plan matching contribution • No special pension credits

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 41

Shareholder feedback has helped us improve a number of our pay practices.

- Twice a year we invite shareholder comments on governance matters, executive compensation and shareholder proposals.
- In addition, throughout the year we meet with shareholders and other organizations interested in discussing our practices. In 2013 we held discussions with shareholders representing nearly 40% of the Firm's voting shares.

We made several enhancements to our compensation practices in 2013 to further align our program with shareholder interests.

- **Enhanced risk review process** to further strengthen the connection between risks, controls and compensation.
- **Eliminated use of stock appreciation rights for 2013,** with equity awards now 100% in RSUs that vest over three years.
- **Added share ownership requirement for Operating Committee members** to bolster existing share retention guidelines. Operating Committee members (including all NEOs) must continuously own a significant amount of our shares, thereby further aligning their interests with those of shareholders.
- **Enhanced disclosure,** including new CD&A presentation, in response to shareholder feedback and to improve clarity and transparency.

NEO compensation decisions are made by independent Board members, and our compensation framework is reinforced by strong corporate governance and Board oversight.

- The Board, through the CMDC, oversees our compensation programs including overall incentive pools, the percentage paid in cash and stock, and the terms and conditions of equity awards.
- The CMDC approves compensation for Operating Committee members (including NEOs), and makes a recommendation on CEO compensation to the independent members of the Board for ratification. No member of the Operating Committee other than the CEO has a role in recommending to the CMDC the compensation of any Operating Committee member.
- The CMDC and Board of Directors elected not to engage the services of a compensation consultant in 2013. Instead, the Firm's Human Resources department provided the CMDC and the Board with both internal and external compensation data and regular updates in an effort to comply with relevant rules and guidance from our regulators and applicable laws.

CMDC REVIEW PROCESS

As illustrated in the exhibit below, the CMDC reviews performance goals for our Operating Committee members in the beginning of each year and actively monitors and reviews progress against those goals throughout the year, with final year-end compensation determinations taking place in January of the following year.

1ST QUARTER	2ND & 3RD QUARTERS	4TH QUARTER	1ST QUARTER—FOLLOWING YEAR
Review Performance Goals CMDC reviews performance goals for Operating Committee members including Firm, business and individual goals.	**Review Progress Against Goals** CMDC monitors and reviews progress against goals and receives updates. Talent, succession planning and diversity related matters are also actively reviewed.	**Review Preliminary Performance Against Goals** CMDC reviews preliminary performance against goals and the CEO's assessment and discusses potential incentive compensation levels based on preliminary results.	**Assess Final Performance Results & Determine Pay** CMDC determines Operating Committee pay levels pursuant to the Pay-For-Performance Framework on page 33 based on year-end results, CEO's assessment, and the external market (CEO pay is determined by independent Board members).

Variable pay of Operating Committee members is tied to performance goals set in the beginning of the year

42 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

OTHER COMMITTEE RESPONSIBILITIES

In addition to approving compensation for Operating Committee members, each year the CMDC, with the Firm’s Chief Risk Officer, reviews the Firm’s compensation programs and their relationship with risk. The objective is to ensure that compensation programs do not encourage unnecessary or excessive risk-taking. The CMDC also meets at least annually with the Risk Policy Committee and the Chief Risk Officer. The CMDC also reviews the compensation of a number of the Firm’s highly compensated individuals globally, as well as certain senior employees, including U.K. employees covered by regulations of the Prudential Regulation Authority and U.S. employees covered by guidance of the Federal Reserve. This is to ensure consistency with applicable regulatory standards in the principal jurisdictions in which the Firm operates.
In addition, the CMDC approves the formula, pool calculation and performance goals for the shareholder approved Key Executive Performance Plan (“KEPP”) as required by Section 162(m)(1) of the U.S. Internal Revenue Code. The CMDC does not require all compensation to be awarded in a tax-deductible manner, but it is their intent to do so when consistent with overall corporate objectives.
The CMDC has delegated authority to the Head of Human Resources to administer and amend our compensation and benefits programs.

EVALUATING MARKET PRACTICES

In order to effectively attract, motivate, and retain our executives, the CMDC periodically examines market data for both pay levels and pay practices. While benchmarking data provides the CMDC with useful information regarding our competitors, the CMDC does not target any specific positioning (e.g., 25th percentile, 50th percentile, etc.), nor does it use a formulaic approach in determining competitive pay levels.

Instead, the CMDC uses this data as a reference, which is considered in the context of the executives’ performance during the year. In addition, since the Firm rotates some of its executive officers among the leadership positions of its businesses and key functions as part of their development, the CMDC also places importance on the internal pay relationships among members of the Operating Committee.
Given the diversity of the Firm’s businesses, it is challenging to develop a single set of peer companies for purposes of compensation benchmarking. For example, while certain companies conduct business activities similar to ours, many are smaller in size and scope. To address this challenge, the CMDC has developed both a primary peer group (composed of large financial service companies that the Firm competes with directly, for both business and talent) and a secondary peer group (composed of large, global leaders across multiple industries). Specific factors considered in determining companies for inclusion in the Firm’s peer groups include:

•	Financial services industry

•	Significant global presence

•	Global iconic brand

•	Industry leader

•	Large size (revenue greater than $50 billion)

•	Recruits top talent
In benchmarking our NEO pay levels, the CMDC uses market data from both peer groups, and considers the size of the companies and the nature of their businesses in using this data. The table below lists the companies in both our peer groups.
Due to our diverse operations, the CMDC also references other firms for comparison, including Barclays, BNY Mellon, BlackRock, Capital One Financial, Credit Suisse, Deutsche Bank, HSBC and UBS.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 43

We designed our executive compensation program to hold executives accountable, when appropriate, for material actions or items that negatively impact business performance in current or future years. We have put in place rigorous and extensive clawback/recoupment provisions on both cash incentives and equity awards, which enable us to reduce or cancel unvested awards and recover previously paid compensation in certain situations. Furthermore, we have mandatory share ownership and share retention requirements, and a strict no-hedging/pledging policy, which further bolster individual accountability.

CLAWBACK/RECOVERY OF VESTED AND UNVESTED AWARDS

Incentive awards are intended and expected to vest according to their terms, but strong recovery provisions permit recovery of incentive compensation awards in appropriate circumstances. We also retain the right to reduce current year incentives to redress any prior imbalance that we have subsequently determined to have existed. The table below provides details on the extensive clawback provisions that apply to our Operating Committee members (including the NEOs):

44 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

RECOVERY PROCEDURES

Issues that may require recovery determinations may be raised at any time, including in meetings of the Firm’s risk committees, quarterly Human Resources risk assessments, annual assessments of employee performance and when material risk-takers resign or their employment is terminated by the Firm. We believe it is important to have a well-defined process to govern these determinations as described below.

•
A formal compensation review would occur following a determination that the cause and materiality of a risk-related loss, issue or other sets of facts and circumstances warranted such a review, and in the circumstances set forth under the protection-based vesting provisions described in the exhibit on page 44.

•
The CMDC is responsible for determinations involving Operating Committee members (determinations involving the CEO are subject to ratification by independent members of the Board). The CMDC has delegated authority for determinations involving other employees to the Director of Human Resources.

•
The Head of Human Resources is responsible for determinations involving all other employees based on reviews and recommendations made by a committee generally composed of the Firm’s senior Risk, Human Resources, Legal, Compliance and Financial officers and the chief executive officer of the line of business for which the review was undertaken.

EMPLOYEE PERFORMANCE ASSESSMENTS

In addition to formal recovery and protection-based vesting provisions, management has implemented a number of compensation practices that we believe discourage inappropriate employee behavior. Employee performance reviews include risk and control considerations, and we retain the flexibility to reduce current year incentives. When warranted, employment may be terminated and individuals may be required to forfeit unvested awards, with certain previously distributed shares also subject to recovery.

NO HEDGING/PLEDGING

Directors and Operating Committee members are expressly prohibited from hedging the economic risk of their ownership of our shares, even for shares owned outright. In addition, short sales, hedging of unvested RSUs or unexercised options or SARs, and hedging of deferred compensation are strictly prohibited for Directors and all employees (including Operating Committee members). Employees (other than Operating Committee members) that own shares outright, are permitted to hedge shares, subject to compliance with window period policies that restrict transactions in JPMorgan Chase’s shares pending the release of earnings and applicable preclearance rules. In addition, shares held directly by an Operating Committee member or Director may not be held in margin accounts or otherwise pledged.

OWNERSHIP GUIDELINES AND RETENTION REQUIREMENTS

In addition to our longstanding executive share retention policy, new ownership requirements were added to the policy in 2013 and became effective January 1, 2014. Operating Committee members, including our NEOs, are required to own a minimum of between 200,000 to 400,000 shares of the Firm’s common stock, with the CEO required to own a minimum of 1,000,000 shares, in each case while a member of the Operating Committee. These threshold amounts include shares owned outright and 50% of unvested RSUs (but do not include options or stock appreciation rights). Operating Committee members must retain 75% of their shares until they meet threshold levels, and must retain 50% after meeting threshold levels. NEOs below their respective threshold have six years from the effective date of the policy to meet their required level. This policy by design increases share ownership above the NEOs’ threshold levels for long-tenured members of our Operating Committee, thus further aligning their interests with those of shareholders.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 45

TALENT MANAGEMENT, DEVELOPMENT AND SUCCESSION PLANNING

As part of our resolve to deliver long-term sustained performance, a top priority of the Board is to ensure the Firm is developing leaders for the future. To do so, we maintain a disciplined process of talent reviews focused on thorough assessments, enhanced executive development programs and rotations of top executives to prepare them for greater responsibility. We are committed to having a strong and diverse pipeline to deal with succession for our Operating Committee, including the CEO position.
As part of the management succession process, there is a disciplined approach to the identification of “ready-now” and potential future successors to each member of the Operating Committee. Similar processes focused on present and future leaders occur within each of the Firm’s lines of business and functions. Directors have frequent interaction with senior executives as part of Board and committee meetings and in other less formal settings.
Succession planning is discussed frequently and is required to be discussed at least annually by the independent directors with the CEO. The CMDC reviews the succession plan for the CEO in preparation for Board discussion led by the Lead Independent Director. The CMDC also reviews the succession plan for members of the Operating Committee other than the CEO.

Compensation & Management Development Committee report
The Compensation & Management Development Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.
Based on such review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2013. This report is provided as of March 18, 2014, by the following independent directors, who comprise the Compensation & Management Development Committee:
Lee R. Raymond (Chairman)
Stephen B. Burke
William C. Weldon

The Compensation Discussion and Analysis is intended to describe our 2013 performance, the compensation decisions for our Named Executive Officers and the Firm’s philosophy and approach to compensation. The following tables on pages 47-55 present additional information required in accordance with SEC rules, including the Summary Compensation Table.

46 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Executive compensation tables
I. SUMMARY COMPENSATION TABLE (SCT)
The following table and related narratives present the compensation for our Named Executive Officers in the format specified by the SEC. The table below reflects equity awards made in 2013 for 2012 performance. The table of “2013 Named Executive Officer Compensation” on page 38 shows how the CMDC viewed compensation actions.

Name and principal position	Year	Salary ($) [1]	Bonus ($) [2]		Stock awards ($) [3]	Option awards ($) [3]	Change in pension value and non- qualified deferred compensation earnings ($) [4]	All other compen- sation ($)		Total ($)
James Dimon	2013	$1,500,000	$—		$10,000,000	$—	$—	$291,833	[5]	$11,791,833
Chairman and CEO	2012	1,500,000	—		12,000,000	5,000,000	46,993	170,020		18,717,013
	2011	1,416,667	4,500,000		12,000,000	5,000,000	45,471	143,277		23,105,415
Marianne Lake [6]	2013	729,167	3,100,000		1,040,000	3,268,000	—	91,221	[7]	8,228,388
Chief Financial Officer
Michael J. Cavanagh [6]	2013	750,000	6,500,000		7,950,000	1,000,000	—	—		16,200,000
Former Co-CEO CIB
Daniel E. Pinto [6,8]	2013	743,442	8,125,000	[9]	7,125,000	1,000,000	136	238,062	[10]	17,231,640
CEO CIB	2012	751,631	8,125,000	[9]	7,145,400	730,000	—	257,766		17,009,797
Matthew E. Zames [6]	2013	750,000	6,500,000		9,150,000	1,000,000	—	—		17,400,000
Chief Operating Officer	2012	750,000	6,100,000		9,012,000	730,000	12,301	—		16,604,301

[1]	Salary reflects the actual amount paid in each year.

[2]	Includes amounts awarded, whether paid or deferred. Cash incentive compensation reflects compensation for the period presented, which was awarded in the following year.

[3]
Includes amounts awarded during the year shown. Amounts are the fair value on the grant date (or, if no grant date was established, on the award date). The Firm’s accounting for employee stock-based incentives (including assumptions used to value employee stock options and SARs) granted during the years ended December 2013, 2012 and 2011 is described in Note 10 to the Firm’s Consolidated Financial Statements in the 2013 Annual Report on pages 247–248. Our Annual Report may be accessed on our website at jpmorganchase.com, under Investor Relations.

[4]
Amounts for years 2012 and 2011 are the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans). For 2013, the NEOs, other than Ms. Lake and Mr. Pinto, had a reduction in pension value: Mr. Dimon, $(13,930), Mr. Cavanagh, $(38,689) and Mr. Zames, $(5,625), respectively. Amounts shown also include earnings in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans. For Mr. Pinto this amount is $136 for 2013 and $0 for 2012.

[5]
The “All other compensation” column for Mr. Dimon includes: $125,973 for personal use of corporate aircraft; $31,041 for personal use of cars; $134,728 for the cost of residential and related security paid by the Firm; and $91 for the cost of life insurance premiums paid by the Firm (for basic life insurance coverage equal to one times salary up to a maximum of $100,000, which program covers all benefit-eligible employees).

Incremental costs are determined as follows:

•
Aircraft: operating cost per flight hour for the aircraft type used, developed by an independent reference source, including fuel, fuel additives and lubricants; landing and parking fees; crew expenses; small supplies and catering; maintenance, labor and parts; engine restoration costs; and a maintenance service plan.

•
Cars: annual lease valuation of the assigned cars; annual insurance premiums; fuel expense; estimated annual maintenance; other miscellaneous expense; and annual drivers’ compensation, including salary, overtime, benefits and bonus. The resulting total is allocated between personal and business use based on mileage.

[6]	Ms. Lake and Mr. Cavanagh were not NEOs in 2012 or 2011; Mr. Pinto and Mr. Zames were not NEOs in 2011.

[7]
Ms. Lake is a U.K. citizen located in the U.S. The “All other compensation” column for Ms. Lake includes $26,313 in employer contributions to a non-U.S. defined contribution plan and $64,908 for tax settlement payments made on behalf of Ms. Lake in connection with her international assignment in the U.S. at the Firm’s request and consistent with the Firm’s policy for employees working on international assignments in jurisdictions other than their home countries. The Firm’s expatriate assignment policy provides that the Firm will be responsible for any incremental U.S. and State income taxes due on home-country employer-provided benefits that would not otherwise be taxable to the employee in their home country.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 47

[8]
Mr. Pinto is located in London and his annual salary is designated as £475,000, paid monthly. The blended applicable spot rate used to convert Mr. Pinto’s salary to U.S. dollars for the 12 months in 2013 and 2012 was 1.56514 and 1.58238 U.S. dollars per pound sterling, respectively.

[9]
Under rules applicable in the U.K., a portion (60%) of Mr. Pinto’s cash bonus shown in this table was deferred, with half of the deferred amount payable at the end of 18 months and the balance payable at the end of three years. Such mandatory deferral is subject to terms and conditions similar to those for RSUs. Until paid, such amounts accrue interest.

[10]
The “All other compensation” column for Mr. Pinto includes $21,928 in employer contributions to a non-U.S. defined contribution plan and $216,134 for interest accrued on balances from mandatory bonus deferrals prior to 2014. During 2013, the applicable rate of interest on mandatory deferral balances was 1.91% for the first six months and 1.67% for the last six months of 2013.

II. 2013 GRANTS OF PLAN-BASED AWARDS 1
The following table shows grants of plan-based awards made in 2013 for the 2012 performance year.

Name	Grant date	Approval date	Stock awards	Option awards			Grant date fair value ($)
			Number of shares of stock or units (#) [2]	Number of securities underlying options (#) [3]	Exercise price ($/Sh)	Closing price on option grant date ($/Sh)
James Dimon	1/17/2013	1/15/2013	214,685	—			$10,000,000
Marianne Lake	1/17/2013	1/15/2013	22,328				1,040,000
	1/17/2013	1/15/2013		341,842	$46.58	$46.44	3,268,000
Michael J. Cavanagh	1/17/2013	1/15/2013	170,675				7,950,000
	1/17/2013	1/15/2013		104,603	46.58	46.44	1,000,000
Daniel E. Pinto	1/17/2013	1/15/2013	152,964				7,125,000
	1/17/2013	1/15/2013		104,603	46.58	46.44	1,000,000
Matthew E. Zames	1/17/2013	1/15/2013	196,437				9,150,000
	1/17/2013	1/15/2013		104,603	46.58	46.44	1,000,000

[1]
Equity grants are awarded as part of the annual compensation process and as part of employment offers for new hires. In each case, the grant price is not less than the average of the high and the low prices of JPMorgan Chase common stock on the grant date. Grants made as part of the annual compensation process are generally awarded in January after earnings are released. RSUs carry no voting rights; however, dividend equivalents are paid on the RSUs at the time actual dividends are paid on shares of JPMorgan Chase common stock. The Firm does not grant options with restoration rights and prohibits repricing of stock options and SARs.

Effective January 22, 2014, the Firm awarded RSU awards as part of the 2013 annual incentive compensation. Because these awards were granted in 2014, they do not appear in this table, which is required to include only equity awards actually granted during 2013. These 2014 awards are reflected in the “2013 Named Executive Officer Compensation” table on page 38. No SARs were awarded in 2014 with respect to 2013 compensation.

[2]
For all Named Executive Officers except Mr. Pinto, the RSUs vest in two equal installments on January 13, 2015 and 2016. Under rules applicable in the U.K., for Mr. Pinto, 69,773 RSUs vested on the grant date, 41,595 RSUs vest on July 25, 2014 and 41,596 RSUs vest on January 13, 2016; these RSUs are subject to a six-month hold period post-vesting. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period.

[3]	These SARs will become exercisable 20% per year over the five-year period from the date of grant. Shares resulting from exercise must be held at least five years from the grant date.

48 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

III. OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013
The following table shows the number of shares of the Firm’s common stock underlying (i) exercisable and unexercisable stock options and SARs and (ii) RSUs that had not yet vested held by the Firm’s Named Executive Officers on December 31, 2013.

		Option awards					Stock awards
Name	Option/stock award grant date [1]	Number of securities underlying unexercised options: # exercisable [1,2]	Number of securities underlying unexercised options: # unexercisable [1,2]		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested [1]		Market value of shares or units of stock that have not vested ($) [2]
James Dimon
	1/20/2005	600,481	—	[a]	$37.47	1/20/2015	—
	1/22/2008	—	2,000,000	[b]	39.83	1/22/2018	—
	2/3/2010	338,136	225,426	[c]	43.20	1/20/2020	—
	2/16/2011	146,950	220,427	[c]	47.73	2/16/2021	125,708	[a]
	1/18/2012	112,486	449,944	[c]	35.61	1/18/2022	337,032	[a]
	1/17/2013	—	—				214,685	[a]
Total awards (#)		1,198,053	2,895,797				677,425		$39,615,814
Market value of in-the-money options ($)		$21,935,091	$53,404,319
Marianne Lake
	1/20/2009	—	10,000	[c]	$19.49	1/20/2019	—
	1/20/2010	—	40,000	[c]	43.20	1/20/2020	—
	1/19/2011	—	39,000	[c]	44.29	1/19/2021	8,130	[a]
	1/18/2012	—	67,492	[c]	35.61	1/18/2022	17,976	[a]
	1/17/2013	—	341,842	[c]	46.58	1/17/2023	22,328	[a]
Total awards (#)		—	498,334				48,434		$2,832,420
Market value of in-the-money options ($)		$—	$7,165,972
Michael J. Cavanagh
	1/20/2005	200,000	—	[a]	$37.47	1/20/2015	—
	10/20/2005	250,000	—	[d]	34.78	10/20/2015	—
	10/19/2006	200,000	—	[d]	46.79	10/19/2016	—
	1/22/2008	300,000	—	[c]	39.83	1/22/2018	—
	1/20/2009	80,000	40,000	[c]	19.49	1/20/2019	—
	2/3/2010	99,452	66,302	[c]	43.20	1/20/2020	—
	1/19/2011	30,769	46,155	[c]	44.29	1/19/2021	57,582	[a]
	1/18/2012	44,994	179,978	[c]	35.61	1/18/2022	122,174	[a]
	1/17/2013	—	104,603	[c]	46.58	1/17/2023	170,675	[a]
Total awards (#)		1,205,215	437,038				350,431		$20,493,205
Market value of in-the-money options ($)		$24,164,451	$8,588,507

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 49

		Option awards					Stock awards
Name	Option/stock award grant date [1]	Number of securities underlying unexercised options: # exercisable [1,2]	Number of securities underlying unexercised options: # unexercisable [1,2]		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested [1]		Market value of shares or units of stock that have not vested ($) [2]
Daniel E. Pinto
	10/20/2005	50,000	—	[d]	$34.78	10/20/2015	—
	10/19/2006	100,000	—	[d]	46.79	10/19/2016	—
	10/18/2007	200,000	—	[c]	45.79	10/18/2017	—
	1/20/2009	—	100,000	[c]	19.49	1/20/2019	—
	1/20/2010	51,000	34,000	[c]	43.20	1/20/2020	—
	1/19/2011	30,000	45,000	[c]	44.29	1/19/2021	48,860	[e]
	1/18/2012	16,423	65,692	[c]	35.61	1/18/2022	58,155	[e]
	1/17/2013	—	104,603	[c]	46.58	1/17/2023	83,191	[e]
Total awards (#)		447,423	349,295				190,206		$11,123,247
Market value of in-the-money options ($)		$6,472,574	$7,804,222
Matthew E. Zames
	1/20/2009	—	100,000	[c]	$19.49	1/20/2019	—
	1/20/2010	—	34,000	[c]	43.20	1/20/2020	—
	1/19/2011	—	45,000	[c]	44.29	1/19/2021	109,236	[a]
	1/18/2012	—	65,692	[c]	35.61	1/18/2022	253,111	[a]
	1/17/2013	—	104,603	[c]	46.58	1/17/2023	196,437	[a]
Total awards (#)		—	349,295				558,784		$32,677,688
Market value of in-the-money options ($)		$—	$7,804,222

[1]	The awards set forth in the table have the following vesting schedules:

[a]	Two equal installments, in years two and three

[b]
In January 2008, the Firm awarded Mr. Dimon up to 2 million SARs. The terms of this award are distinct from, and more restrictive than, other equity grants periodically awarded by the Firm. Effective January 2013, the CMDC determined that, while all the requirements for vesting of these awards have been met, vesting should be deferred for a period of up to 18 months (i.e., up to July 22, 2014), to enable the Firm to make progress against the Firm’s strategic priorities and performance goals, including remediation relating to the CIO matter. The SARs, which will expire in January 2018, will become exercisable no earlier than July 22, 2014, and have an exercise price of $39.83 (the price of JPMorgan Chase common stock on the date of the grant). Vesting will be subject to a Board determination taking into consideration the extent of such progress and such other factors as it deems relevant. The expense related to this award is dependent on changes in fair value of the SARs through the date when the vested number of SARs are determined, if any, and the cumulative expense is recognized ratably over the service period, which was initially assumed to be five years but, effective in the first quarter of 2013, has been extended to six and one-half years. The Firm recognized $14 million, $5 million and $(4) million in compensation expense in 2013, 2012 and 2011, respectively, for this award.

[c]	Five equal installments, in years one, two, three, four and five

[d]	Three equal installments, in years three, four and five

[e]	Two equal installments, in 18 months and 36 months

[2]	Value based on $58.48, the closing price per share of our common stock on December 31, 2013

50 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

IV. 2013 OPTION EXERCISES AND STOCK VESTED TABLE
The following table shows the number of shares acquired and the value realized during 2013 upon the exercise of stock options and the vesting of RSUs previously granted to each of the Named Executive Officers.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) [1]	Number of shares acquired on vesting (#)	Value realized on vesting ($) [2]
James Dimon	—	$—	223,559	$10,241,238
Marianne Lake	202,033	3,632,673	15,191	695,900
Michael J. Cavanagh	80,000	2,835,000	97,874	4,483,608
Daniel E. Pinto	400,000	14,224,000	261,862	12,653,563
Matthew E. Zames	347,423	4,030,824	243,280	11,144,657

[1]
Values were determined by multiplying the number of shares of our common stock, to which the exercise of the options related, by the difference between the per-share fair market value of our common stock on the date of exercise and the exercise price of the options.

[2]	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per-share fair market value of our common stock on the vesting date.

V. 2013 PENSION BENEFITS

The table below sets forth the retirement benefits expected to be paid to our Named Executive Officers under the Firm’s current retirement plans, as well as plans closed to new participants. The terms of the plans are described below the table. No payments were made under these plans during 2013 to our NEOs.

Name	Plan name	Number of years of credited service (#)	Present value of accumulated benefit ($)
James Dimon	Retirement Plan	13	$118,408
	Excess Retirement Plan	13	334,659
Marianne Lake	—	—	—
Michael J. Cavanagh	Retirement Plan	13	116,353
	Excess Retirement Plan	13	169,347
Daniel E. Pinto	—	—	—
Matthew E. Zames	Retirement Plan	9	45,862
Retirement Plan — The JPMorgan Chase Retirement Plan is a qualified noncontributory U.S. defined benefit pension plan that provides benefits to substantially all U.S. employees. Benefits to participants are based on their salary and years of service, with the Plan employing a cash balance formula (in the form of pay and interest credits) to determine amounts at retirement. Pay credits are equal to a percentage (ranging from 3% to 5%) of base salary up to $100,000, based on years of service. Employees begin to accrue plan benefits after completing one year of service, and benefits generally vest after three years of service. Interest credits generally equal the yield on one-year U.S. Treasury bills plus 1% (subject to a minimum of 4.5%). Account balances include the value of benefits earned under prior heritage company plans, if any. Benefits are payable as an actuarially equivalent lifetime annuity with survivorship rights (if married) or optionally under a variety of other payment forms, including a single-sum distribution. As of December 31, 2013, the NEOs were earning the following pay credit percentages: Mr. Dimon, 4%; Mr. Cavanagh, 4%; and Mr. Zames, 3%. Ms. Lake and Mr. Pinto are not eligible to participate in U.S. benefit plans.
Legacy Plan – The following plan is closed to new participants:

•
Excess Retirement Plan – Benefits were determined under the same terms and conditions as the Retirement Plan, but reflecting base salary in excess of IRS limits up to $1 million and benefit amounts in excess of IRS limits. Benefits are generally payable in a lump sum in the year following termination. Accruals under the plan were discontinued as of May 1, 2009.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 51

Present value of accumulated benefits – The valuation method and all material assumptions used to calculate the amounts above are consistent with those reflected in Note 9 to the Firm’s Consolidated Financial Statements in the 2013 Annual Report on pages 237–246.
Key assumptions include the discount rate (5.00%); interest rates (5.00% crediting to project cash balances; 4.30% to convert annuities to lump sums) and mortality rates (for the present value of annuities, the RP 2000 combined white-collar mortality table projected to 2021; for lump sums, the UP94 mortality table projected to 2002, with 50%/50% male/female weighting). We assumed benefits would commence at normal retirement date or unreduced retirement date, if earlier. Benefits paid from the Retirement Plan prior to age 62 were assumed to be paid as single-sum distributions; benefits paid on or after age 62 were assumed to be paid either as single-sum distributions (with probability of 90%) or life annuities (with probability of 10%). Benefits from the Excess Retirement Plan are paid as single-sum distributions. No death or other separation from service was assumed prior to retirement date.

52 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

VI. 2013 NON-QUALIFIED DEFERRED COMPENSATION
The Deferred Compensation Plan allows eligible participants to defer their annual cash incentive compensation awards on a before-tax basis up to a maximum of $1 million. A lifetime $10 million cap applies to deferrals of cash made after 2005. No deferral elections have been permitted relative to equity awards since 2006. During 2013, there were no contributions made by the Firm nor contributions made or withdrawals or distributions received by the Named Executive Officers.

Name	Aggregate earnings (loss) in last fiscal year ($) [1]	Aggregate balance at last fiscal year–end ($)
James Dimon	$365	$139,450
Marianne Lake	—	—
Michael J. Cavanagh	22,203	80,713
Daniel E. Pinto	643	18,799
Matthew E. Zames	—	—

[1]
The Deferred Compensation Plan allows participants to direct their deferrals among several investment choices, including JPMorgan Chase common stock; an interest income fund and the JPMorgan Chase general account of Prudential Insurance Company of America; and Hartford funds indexed to fixed income, bond, balanced, S&P 500, Russell 2000 and international portfolios. In addition, there are balances in deemed investment choices from heritage company plans that are no longer open to new deferrals including a private equity alternative.

Investment returns in 2013 for the following investment choices were: Short-Term Fixed Income, 0.64%; Interest Income, 3.00%; Barclays Capital U.S. Aggregate Bond Index, -2.32%; Balanced Portfolio, 13.88%; S&P 500 Index, 32.31%; Russell 2000 Index, 38.77%; International, 23.26%; and JPMorgan Chase common stock, including dividend equivalents, 36.58%.
Investment returns for the private equity investment choice, which is closed to new participants and does not permit new deferrals, are dependent upon the years in which a participant directed deferrals into such investment choices. For one NEO with a partial balance in such deferrals, the private equity investment return was 9.31%.
The Supplemental Savings and Investment Plan (“SSIP”) is a heritage plan applicable to former Bank One employees which is closed to new participants and does not permit new deferrals. It functions similarly to the Deferred Compensation Plan. Investment return in 2013 for the following investment choices were: Short-Term Fixed Income, 0.26%; Mid Cap Growth Fund, 42.34%; Small Cap Blend Fund, 39.77%; and International Small Cap Index Fund, 28.82%.
Beginning with deferrals credited January 2005 under the Deferred Compensation Plan, participants were required to elect to receive distribution of the deferral balance beginning either following retirement or termination or in a specific year but no earlier than the second anniversary of the date the deferral would otherwise have been paid. If retirement or termination were elected, payments will commence during the calendar year following retirement or termination. Participants may elect the distribution to be lump sum or annual installments for a maximum of 15 years. With respect to deferrals made after December 31, 2005 under the Deferred Compensation Plan, account balances are automatically paid as a lump sum in the year following termination if employment terminates prior to the participant attaining 15 years of service. With respect to the SSIP, account balances are automatically paid as a lump sum in the year following termination unless an installment option is elected prior to termination of employment.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 53

VII. 2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We believe our pay practices relating to termination events, summarized below, illustrate our commitment to sound corporate governance, are consistent with best practices and are aligned with the interests of shareholders.
TERMINATION POLICIES ALIGNED WITH SHAREHOLDER INTERESTS
Modest, broad-based severance
Messrs. Dimon, Cavanagh and Zames are covered under the Firm’s broad-based U.S. Severance Pay Plan. As noted on page 36, Mr. Cavanagh stepped down as Co-CEO of the Corporate & Investment Bank and as a member of the Operating Committee on March 24, 2014, and is expected to leave the Firm during the second quarter of 2014. Benefits under the Severance Pay Plan are based on an employee’s base salary and length of service on termination of employment. Employees remain eligible for coverage at active employee rates under certain of the Firm’s employee welfare plans (such as medical and dental) for up to six months after their employment terminates. Ms. Lake and Mr. Pinto are covered under the Firm’s U.K. Discretionary Redundancy Policy, which provides for a lump sum payment on termination based on base salary, subject to a cap of £275,000 and length of service. In addition, in the event of termination by the Firm for reasons other than cause, employees may be considered, at the discretion of the Firm, for a cash payment in lieu of an annual incentive compensation award, taking into consideration all circumstances the Firm deems relevant, including the circumstances of the employee’s leaving and the employee’s contributions to the Firm over his or her career. Severance benefits and any such discretionary payment are subject to execution of a release in favor of the Firm and certain post-termination employment and other restrictions that remain in effect for at least one year after termination.

The table on the following page sets forth the benefits and compensation which the Named Executive Officers would have received if their employment had terminated on December 31, 2013. The amounts shown in the table do not include other payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distributions from the 401(k) Savings Plan, pension and deferred compensation plans, or any death, disability or post-retirement welfare benefits available under broad-based employee plans. For information on the pension and deferred compensation plans, see “Table V: 2013 Pension benefits” and “Table VI: 2013 Non-qualified deferred compensation.” Such tables also do not show the value of vested stock options and SARs, which are listed In “Table III: Outstanding equity awards at fiscal year-end 2013.”
NEOs are not entitled to any additional equity awards in connection with a potential termination. Rather, under certain termination scenarios (disability, death, termination without cause, or resignation – if career eligible), NEOs’ outstanding equity continues to vest in accordance with its terms (or accelerates in the event of death). The following table shows the value of these unvested RSUs and stock options and SARs based on the closing price of our common stock on December 31, 2013 (for stock options and SARs it is the closing price of our common stock price on December 31, 2013, minus the applicable exercise price of the options and SARs).

54 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

		Termination reason
Name		Involuntary without cause ($)[1]	Death/Disability ($)[2]	Resignation ($)[3]	Change in control ($)
James Dimon	Severance and other	$323,077	$—	$—	$—
	Option awards	5,084,666	10,169,342	10,169,342	—
	Stock awards	39,615,814	39,615,814	39,615,814	—
	Other deferred awards	—	—	—	—
Marianne Lake	Severance and other	449,347	—	—	—
	Option awards	1,689,535	3,379,069	—	—
	Stock awards	2,832,420	2,832,420	—	—
	Other deferred awards	—	—	—	—
Michael J. Cavanagh	Severance and other	323,077	—	—	—
	Option awards	2,002,821	4,005,642	4,005,642	—
	Stock awards	20,493,205	20,493,205	20,493,205	—
	Other deferred awards	—	—	—	—
Daniel E. Pinto	Severance and other	449,347	—	—	—
	Option awards	1,097,152	2,194,304	2,194,304	—
	Stock awards	11,123,247	11,123,247	11,123,247	—
	Other deferred awards [4]	10,352,129	10,352,129	10,352,129	—
Matthew E. Zames	Severance and other	207,692	—	—	—
	Option awards	1,097,152	2,194,304	—	—
	Stock awards	32,677,688	32,677,688	—	—
	Other deferred awards	—	—	—	—

[1]
Involuntary terminations without cause include involuntary terminations due to redundancies and involuntary terminations without alternative employment. For ‘Severance and other’, amounts shown represent severance under the Firm’s broad-based U.S. Severance Pay Plan, or the U.K. Discretionary Redundancy Policy in the case of Ms. Lake and Mr. Pinto. Base salary greater than $400,000 per year, or £275,000 in the case of Ms. Lake and Mr. Pinto, is disregarded for purposes of determining severance amounts. The rate used to convert Ms. Lake’s and Mr. Pinto’s eligible severance to U.S. dollars was the blended spot rate for the month of December 2013, which was 1.63399 U.S. dollars per pound sterling.

[2]
Vesting restrictions on stock awards (and for Mr. Pinto, “Other deferred awards”) lapse immediately upon death. In the case of disability, stock awards continue to vest pursuant to their original vesting schedule. In the case of death and disability, option and SAR awards may be exercised for a specified period to the extent then exercisable or become exercisable during such exercise period.

[3]
For employees in good standing who have resigned and have met “full-career eligibility” or other acceptable criteria, awards continue to vest over time on their original schedule, provided that the employees, for the remainder of the vesting period, do not perform services for a financial services company. The awards shown represent RSUs that would continue to vest and SARs that would become and remain exercisable through an accelerated expiration date because the Named Executive Officers, other than Ms. Lake and Mr. Zames, have met the full-career eligibility criteria. The awards are subject to continuing post-employment obligations to the Firm during this period. In the case of Ms. Lake and Mr. Zames, the awards shown, representing RSUs and SARs, would not continue to vest because they have not met the “full-career eligibility” criteria.

[4]
Amounts shown represent balances as of December 31, 2013, under the mandatory deferral of cash bonus applicable to Mr. Pinto under rules applicable in the U.K. as described in Note 9 to the Summary Compensation Table on page 48. For employees in good standing who have resigned and have met “full-career eligibility” or other acceptable criteria, mandatory cash deferral awards continue to vest over time on their original schedule; such awards would continue to vest because Mr. Pinto has met the “full-career eligibility” criteria. The mandatory cash deferral awards are subject to continuing post-employment obligations to the Firm during this period.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 55

Security ownership of directors and executive officers
Our share retention policies require share ownership for directors and executive officers, as described on pages 22 and 45, respectively.
The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 28, 2014, including shares that could have been acquired within 60 days of that date through the exercise of stock options or SARs, together with additional underlying stock units as described in Note 2 to the table, by each director, the current executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise indicated, each individual and member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as defined by Rule 13d-3 under the Securities

Exchange Act of 1934 – as of February 28, 2014, by all directors and executive officers as a group and by each director and named executive officer individually – is less than 1% of our outstanding common stock.
We have been notified by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, that, as of December 31, 2013, in its capacity as a parent holding company or control person in accordance with SEC Rule 13d-1(b)(1)(ii)(G), it is the beneficial owner of 252,166,032 shares of our common stock, representing 6.7% of our outstanding common stock. According to the Schedule 13G dated February 6, 2014, filed with the SEC, in the aggregate, BlackRock and the affiliated entities included in the Schedule 13G (“BlackRock”) have sole dispositive power and sole voting power over 252,109,288 shares.

SECURITY OWNERSHIP
	Beneficial ownership
Name	Common Stock (#) [1]	Options/SARs exercisable within 60 days (#)	Total beneficial ownership (#)	Additional underlying stock units (#) [2]	Total (#)
Linda B. Bammann	65,986	0	65,986	3,888	69,874
James A. Bell	135	0	135	12,631	12,766
Crandall C. Bowles	6,280	0	6,280	57,045	63,325
Stephen B. Burke	32,107	0	32,107	75,867	107,974
Michael J. Cavanagh	302,686	1,359,665	1,662,351	400,230	2,062,581
James S. Crown [3]	12,607,355	0	12,607,355	136,611	12,743,966
James Dimon	5,907,314	1,496,727	7,404,041	709,611	8,113,652
Timothy P. Flynn	10,000	0	10,000	10,597	20,597
Laban P. Jackson, Jr. [4]	26,774	9,093	35,867	110,724	146,591
Marianne Lake	34,159	128,241	162,400	111,662	274,062
Michael A. Neal	0	0	0	3,888	3,888
Daniel E. Pinto	386,120	516,766	902,886	225,580	1,128,466
Lee R. Raymond [4]	1,850	0	1,850	187,516	189,366
William C. Weldon	1,200	0	1,200	61,664	62,864
Matthew E. Zames	271,161	0	271,161	491,460	762,621
All directors and current executive officers as a group (21 persons) [3,4]	20,643,301	6,005,910	26,649,211	4,022,239	30,671,450

[1]	Shares owned outright, except as otherwise noted

[2]
Amounts include for directors and executive officers, shares or deferred stock units, receipt of which has been deferred under deferred compensation plan arrangements. For executive officers, amounts also include unvested restricted stock units and share equivalents attributable under the JPMorgan Chase 401(k) Savings Plan.

[3]
Includes 139,406 shares Mr. Crown owns individually; 20,373 shares owned by Mr. Crown’s spouse; and 38,140 shares held in trusts for the benefit of his children. None of such shares are pledged or held in margin accounts. Directors pledge to retain all shares of JPMorgan Chase while they serve as a director.

Also includes 12,409,436 shares owned by partnerships and trusts as to which Mr. Crown disclaims beneficial ownership, except to the extent of his pecuniary interest. Of such shares (and for all directors and current executive officers as a group) 11,744,131 shares may be pledged or held by brokers in margin loan accounts, whether or not there are loans outstanding.

[4]
As of February 28, 2014, Mr. Jackson held 400 depositary shares, each representing a one-tenth interest in a share of JPMorgan Chase’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (“Series I Preferred”). Mr. Raymond held 2,000 depositary shares of Series I Preferred. All directors and current executive officers as a group own 2,400 depositary shares of Series I Preferred.

56 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Additional information about our directors and executive officers

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers filed reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2013 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities, except for late filings due to administrative errors to report the sale of shares by Mr. Pinto in April 2013 and in July 2013.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PERSONS TRANSACTIONS

The Firm has adopted a written Transactions with Related Persons Policy (“Policy”), which sets forth the Firm’s policies and procedures for reviewing and approving transactions with related persons – basically its directors, executive officers, 5% shareholders, and their immediate family members. The transactions covered by the Policy include any financial transaction, arrangement or relationship in which the Firm is a participant, the related person has or will have a direct or indirect material interest, and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.
After becoming aware of any transaction which may be subject to the Policy, the related person is required to report all relevant facts with respect to the transaction to the General Counsel of the Firm. Upon determination by the General Counsel that a transaction requires review under the Policy, the material facts respecting the transaction and the related person’s interest in the transaction are provided, in the case of directors, to the Governance Committee and, in the case of executive officers and 5% shareholders, to the Audit Committee.

The transaction is then reviewed by the disinterested members of the applicable committee, which then determines whether approval or ratification of the transaction shall be granted. In reviewing a transaction, the applicable committee considers facts and circumstances that it deems relevant to its determination. Material facts may include management’s assessment of the commercial reasonableness of the transaction; the materiality of the related person’s direct or indirect interest in the transaction; whether the transaction may involve an actual, or the appearance of, a conflict of interest, and, if the transaction involves a director, the impact of the transaction on the director’s independence.
Certain types of transactions are pre-approved in accordance with the terms of the Policy. These include transactions in the ordinary course of business involving financial products and services provided by, or to, the Firm, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act of 2002, Federal Reserve Board Regulation O and other applicable laws and regulations.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS

Our directors and executive officers, and some of their immediate family members and affiliated entities, and BlackRock, beneficial owner of more than 5% of our outstanding common stock, were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2013. Additional transactions may be expected to take place in the future. Any outstanding loans to directors, executive officers, and their immediate family members and affiliated entities, and to BlackRock and any transactions involving other financial products and services, such as banking, brokerage, investment, investment banking, and financial advisory products and services, provided by the Firm to such persons and entities were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons and entities not related to the Firm, and did not involve more than normal risk of collectibility or present other unfavorable features.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 57

The fiduciary committees for the JPMorgan Chase Retirement Plan and the JPMorgan Chase 401(k) Savings Plan (each a “Plan”) entered into an Investment Management Agreement with BlackRock giving them discretionary authority to manage certain assets on behalf of each Plan. Pursuant to this agreement, fees of $3.9 million were paid by the Plans to BlackRock for 2013.
In 2002, 2005 and 2007, certain senior executives of the Firm were given an opportunity to invest on an unleveraged, after-tax basis in various entities that invested in the private equity investments made by One Equity Partners (“OEP”), a subsidiary of the Firm. Mr. Dimon (then the CEO of Bank One Corporation) was not permitted to participate in the 2002 offering. Mr. Dimon and Mr. Cavanagh (then the CFO) were not permitted to participate in the 2005 offering, and Messrs. Dimon, Cavanagh and Cutler (General Counsel) were not permitted to participate in the 2007 offering. All of the Firm’s other senior executives were given this investment opportunity.
All investments made by such entities are made over a multi-year period on a pro rata basis with all private equity investments made by OEP, in the same class of securities and on substantially the same terms and conditions. Accordingly, such entities exercise no discretion over whether or not to participate in or dispose of any particular investment. Distributions, consisting of return of capital and realized gain, to the Firm’s executive officers and persons who were executive officers during 2013 who invested in such entities, that exceeded $120,000 in 2013 were: Frank J. Bisignano, $265,007 and Douglas B. Petno, $133,418.
The Firm acted as a financial advisor to Springs Industries, Inc. in connection with the sale of Springs Industries in June 2013, and participated in the financing for the transaction. Director Crandall Bowles was Chairman of Springs Industries prior to the sale and she and her family owned approximately 48% of the shares of Springs Industries. Neither Ms. Bowles nor any immediate family member was an executive officer of Springs Industries at the time of the sale. The value of the transaction exceeded $500 million. The Firm was engaged in the ordinary course of its business and on terms substantially similar to those that would be offered to comparable counterparties in similar circumstances.

Mr. Dimon’s father has been employed by the Firm as a broker since 2009, and for 2013 received compensation of $576,951, including annual salary and commissions. He does not share a household with Mr. Dimon and is not an executive officer of the Firm. The Firm provides compensation and benefits to Mr. Dimon’s father in accordance with the Firm’s employment and compensation practices applicable to employees holding comparable positions.

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation & Management Development Committee are listed on page 46. No member of the CMDC is or ever was a JPMorgan Chase officer or employee. No JPMorgan Chase executive officer is, or was during 2013, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2013, an executive officer serving as a member of our Board or CMDC. All of the members of the CMDC, and some of their immediate family members and affiliated entities, were customers of or had transactions with JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2013. Additional transactions may be expected to take place in the future. Any outstanding loans to the directors and their immediate family members and affiliated entities, and any transactions involving other financial products and services, such as banking, brokerage, investment, investment banking and financial advisory products and services, provided by the Firm to such persons and entities were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons and entities not related to the Firm, and did not involve more than the normal risk of collectibility or present other unfavorable features.

58 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Proposal 3:
Ratification of independent registered
public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2014.

RECOMMENDATION: Vote FOR ratification of PwC

Proposal 3 — Ratification of independent registered public accounting firm

EXECUTIVE SUMMARY

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Firm’s independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”), 300 Madison Avenue, New York, New York 10017, as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2014. A resolution will be presented at the meeting to ratify PwC’s appointment. If the shareholders do not ratify the appointment of PwC, the Audit Committee will consider other independent registered public accounting firms.
In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years of service an individual partner may provide audit service to our Firm. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. In connection with this mandated rotation, the Audit Committee is directly involved in the selection of any new lead engagement partner. The current lead PwC engagement partner was designated commencing with the 2011 audit.
For the reasons stated in the Audit Committee report included in this proxy statement on pages 62-63, the members of the Audit Committee and the Board believe that continued retention of PwC as the Firm’s independent external auditor is in the best interests of JPMorgan Chase and its shareholders.
A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR ratification of PwC as the Firm’s independent registered public accounting firm for 2014.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The Audit Committee is responsible for the audit fee negotiations associated with the Firm’s retention of PwC. Aggregate fees for professional services rendered by PwC for JPMorgan Chase with respect to the years ended December 31, 2013 and 2012, were:

($ in millions)	2013	2012 [1]
Audit	$60.4	$60.1
Audit-related	23.6	24.1
Tax	10.1	8.9
All other	—	—
Total	$94.1	$93.1
1 Audit fees for 2012 reflect an additional $0.6 million in professional fees subsequent to filing the 2013 proxy.
Excluded from 2013 and 2012 amounts are Audit, Audit-related and Tax fees totaling $28.2 million and $28.6 million, respectively, paid to PwC by private equity funds, commingled trust funds and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm.
Audit fees
Audit fees for the years ended December 31, 2013
and 2012, were $40.8 million and $40.7 million, respectively, for the annual audit and quarterly reviews of the Consolidated Financial Statements and for the annual audit of the Firm’s internal control over financial reporting, and $19.6 million and $19.4 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and consents related to SEC filings and other similar filings with international authorities.
Audit-related fees
Audit-related fees comprised assurance and related services that are traditionally performed by the independent registered public accounting firm.
These services include attestation and agreed-upon procedures which address accounting, reporting and control matters that are not required by statute or regulation. These services are normally provided in connection with the recurring audit engagement.
Tax fees
Tax fees for 2013 and 2012 were $2.9 million and $3.0 million, respectively, for tax compliance and tax return preparation services, and $7.2 million and
$5.9 million, respectively, for other tax services.

60 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

AUDIT COMMITTEE APPROVAL POLICIES AND PROCEDURES

It is JPMorgan Chase’s policy not to use PwC’s services other than for Audit, Audit-related and Tax services.
All services performed by PwC in 2013 and 2012 were approved by the Audit Committee. The Audit Committee has adopted pre-approval procedures for services provided by PwC. These procedures, which are reviewed and ratified annually, require that the terms and fees for the annual Audit service engagement be approved by the Audit Committee. For Audit, Audit-related and Tax services, the Audit Committee has pre-approved a list of specified services and a budget for fees related to such services. All requests for PwC Audit, Audit-related and Tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval. All requests for Audit, Audit-related and Tax services that have not been pre-approved by the Audit Committee and all fee amounts in excess of pre-approved budgeted fee amounts must be specifically approved by the Audit Committee. In addition, all requests for Audit, Audit-related and Tax services in excess of $250,000, irrespective of whether they are on the pre-approved list, require specific approval by the Chairman of the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception under which the requirement for pre-approval may be waived.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 61

Audit Committee report
Three non-management directors comprise the Audit Committee of the Board of Directors of JPMorgan Chase. The Board has determined that each member of our committee has no material relationship with the Firm under the Board’s director independence standards and that each is independent under the listing standards of the New York Stock Exchange (“NYSE”), where the Firm’s securities are listed, and under the U.S. Securities and Exchange Commission’s (“SEC”) standards relating to the independence of audit committees. The Board has also determined that each member is financially literate and is an audit committee financial expert as defined by the SEC.
The Audit Committee operates under a written charter adopted by the Board, which is available on our website at jpmorganchase.com under the heading “Audit Committee” (located under Board Committees, located under the Governance section of the About Us tab). We annually review our written charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the NYSE and the provisions of the Sarbanes-Oxley Act of 2002. The purpose of the Audit Committee is to assist Board oversight of:

•	the independent registered public accounting firm’s qualifications and independence

•	the performance of the internal audit function and that of the independent registered public accounting firm, and

•
management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm; assure the integrity of the Firm’s financial statements; and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations

We discussed with PricewaterhouseCoopers LLP (“PwC”) the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees), including PwC’s overall audit scope and audit approach as set forth in the terms of their engagement letter; PwC’s overall audit strategy for significant audit risks identified by them; and the nature and extent of the specialized skills necessary to perform the planned audit. We have established procedures to receive and track the handling of complaints regarding accounting, internal control and auditing matters. In addition, we monitor the audit, audit-related and tax services provided by PwC.
Details of the fees paid to PwC in respect of its services, as well as the Audit Committee’s “pre-approval policy” regarding PwC’s fees, can be found on pages 60-61 of this proxy statement.
The Audit Committee annually reviews PwC’s independence and performance in connection with the determination to retain PwC. In conducting our review this year, we considered, among other things:

•	PwC’s historical and recent performance on the Firm’s audit, including the extent and quality of PwC’s communications with the Audit Committee

•	an analysis of PwC’s known legal risks and significant proceedings

•	data relating to audit quality and performance, including recent PCAOB reports on PwC and its global network of firms

•	the appropriateness of PwC’s fees, both on an absolute basis and as compared with its peer firms

•	PwC’s tenure as the Firm’s independent auditor and its depth of understanding of the Firm’s global businesses, accounting policies and practices and internal control over financial reporting

•
PwC’s exhibited professional skepticism and objectivity, including the fresh perspectives brought through the periodic required rotation of the lead audit partner, quality review partner and other engagement team partners

•	PwC’s capability and expertise in handling the breadth and complexity of the Firm’s worldwide operations, including the expertise and capability of PwC’s lead audit partner for the Firm, and

•	the advisability and potential impact of selecting a different independent public accounting firm
PwC provided us the written disclosures and the letter required by PCAOB’s Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and we discussed and confirmed with PwC their independence. As a result of this evaluation, we believe that PwC has the ability to provide the necessary expertise to audit the Firm’s businesses on a global basis, and we approved the

62 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

appointment of PwC as JPMorgan Chase’s independent registered public accounting firm for 2014, subject to shareholder ratification.
Management is responsible for the Firm’s internal control over financial reporting, the financial reporting process and JPMorgan Chase’s Consolidated Financial Statements. PwC is responsible for performing an independent audit of JPMorgan Chase’s Consolidated Financial Statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the PCAOB. The Firm’s Internal Audit Department, under the direction of the General Auditor, reports directly to the Audit Committee (and administratively to the CEO) and is responsible for preparing an annual audit plan and conducting internal audits intended to evaluate the Firm’s internal control structure and compliance with applicable regulatory requirements. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing; as noted above, the Audit Committee’s responsibility is to monitor and oversee these processes.
We regularly meet and hold discussions with the Firm’s management and internal auditors and with PwC, including sessions with the internal auditors and with PwC without members of management present. Management represented to us that JPMorgan Chase’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We reviewed and discussed JPMorgan Chase’s Consolidated Financial Statements with management and PwC. We also discussed with PwC the quality of the Firm’s accounting principles, the reasonableness of critical accounting estimates and judgments, and the disclosures in JPMorgan Chase’s Consolidated Financial Statements, including disclosures relating to significant accounting policies. We rely, without independent verification, on the information provided to us and on the representations made by management, internal auditors and the independent auditor. Based on our discussions with the Firm’s management, internal auditors and PwC, as well as our review of the representations given to us and PwC’s reports to us, we recommended to the Board, and the Board approved, inclusion of the audited Consolidated Financial Statements in JPMorgan Chase’s
Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.
Dated as of March 18, 2014
Audit Committee
Laban P. Jackson, Jr. (Chairman)
James A. Bell
Crandall C. Bowles

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 63

Shareholder proposals

PROPOSAL 4:
Lobbying report	65

PROPOSAL 5:
Special shareowner meetings	67

PROPOSAL 6:
Cumulative voting	69

RECOMMENDATION: Vote AGAINST shareholder proposals, if presented

Proposal 4
Lobbying report – require annual report on lobbying
Sisters of St. Francis of Philadelphia, 609 S. Convent Road, Aston, PA 19014, the holder of 16,167 shares of common stock, has advised us that they intend to introduce the following resolution, which is co-sponsored by The First Parish in Cambridge, Manhattan Country School, The Community Church of New York, Sisters of St. Joseph of Boston, Benedictine Sisters of Monasterio Pan de Vida, Benedictine Sisters of Mount St. Scholastica, Walden Asset Management, Zevin Asset Management, LLC, Providence Trust, and Congregation of Divine Providence, each of which are the beneficial owners of our common stock with a market value in excess of $2,000:
Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.
Resolved, the shareholders of JPMorgan Chase (“JPMorgan”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by JPMorgan used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	JPMorgan’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.
For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which the bank is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.
The report shall be presented to the Audit Committee or other relevant Board oversight committees and posted on the company’s website.
Supporting Statement
As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation. We commend JPMorgan for its expanded disclosure of its political spending policy but note its lobbying disclosure is still limited. For example, JPMorgan does not disclose its trade association payments or the portions used for lobbying on its website. These could be large sums channeled through trade associations without the knowledge of shareholders.
JPMorgan is a member of the Chamber of Commerce and SIFMA. The Chamber of Commerce has been characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012) and has spent over $1 billion on lobbying since 1998. The Chamber actively lobbies against legislation and regulations on climate change while the bank has a strong environmental policy. Contradictions like this pose reputational risks for the company.
JPMorgan spent over $23 million in 2010, 2011 and 2012 on direct federal lobbying activities, according to disclosure reports (Senate Records). These figures do not include lobbying expenditures to influence legislation in states. As of December 1, 2013, JPMorgan Chase also had 11 in-house lobbyists registered in 17 states, cities and counties to work on public policy issues affecting the firm. As of that date, the firm also had engaged 25 outside firms that work on public policy issues in 25 states, cities, and counties.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 65

BOARD RESPONSE TO PROPOSAL 4

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
We believe that it is in the shareholders’ best interests for the Firm to be an effective participant in the policymaking process. Governance and transparency are important components of our approach. Our philosophy, policies and disclosures concerning lobbying, as well as the compliance procedures and oversight we have in place, reflect our commitment to civic participation and transparency. These are described in our Political Activities Statement, which can be found on our website at jpmorganchase.com/politicalactivities.
The Firm supports its interests in the public arena in a variety of ways, and our lobbying activities are subject to strong governance. The Global Government Relations and Public Policy department manages the Firm’s lobbying activities, and this department reports to the Board’s Public Responsibility Committee on major lobbying priorities and principal trade association memberships that relate to the Firm’s public policy objectives. This organization and leadership helps us focus the Firm’s efforts on those public policy issues most relevant to the long-term interests of the enterprise overall and to our clients and shareholders.
The Firm belongs to a number of trade associations representing the interests of both the financial services industry and the broader business community, and we disclose on our website the principal trade associations to which we belong.1 These organizations work to represent the industry and advocate on major policy issues of importance to the Firm and the communities we serve. The Firm’s participation as a member of these associations comes with the understanding that we may not always agree with all of the positions of the organization or other members.

The Firm restricts organizations from using the Firm’s funds, including membership fees and dues, for any election-related activity at the federal, state or local level, including contributions and expenditures (including independent expenditures) in support of, or opposition to, any candidate for any office, ballot initiative campaign, political party committee or PAC.
The Firm and trade associations to which we belong are subject to public disclosure obligations with respect to lobbying. The Firm publicly discloses U.S. federal lobbying costs – those paid directly as well as through trade associations – and the issues to which our lobbying efforts relate in quarterly reports filed pursuant to the Lobbying Disclosure Act. The Firm also discloses state and local lobbying costs where required by applicable law. In addition, each trade association to which the Firm belongs is subject to public disclosure obligations with respect to its lobbying as well as to the political contributions and expenditures it makes.
Therefore, the proposed report would be of no appreciable benefit to shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

________________
1 As disclosed on our website, the principal trade associations to which we belong are:
American Bankers Association and state affiliates; Appraisal Institute; British Bankers Association; Business Roundtable; Consumer Bankers Association; Electronic Payments Coalition; Financial Services Forum; Financial Services Roundtable; Futures Industry Association; Global Financial Markets Association and affiliates; Securities Industry and Financial Markets Association; Association for Financial Markets in Europe; Asia Securities Industry and Financial Markets Association; Institute of International Finance; International Swaps and Derivatives Association; Investment Company Institute; Investment Management Association; Managed Funds Association; Mortgage Bankers Association; Partnership for New York City; The Clearing House; and US Chamber of Commerce (Updated March 2014)

66 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Proposal 5
Special shareowner meetings – reduce threshold to 15% rather than 20% and remove procedural provisions
John Chevedden, as agent for Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck, NY 11021, the holder of 500 shares of our common stock, has advised us that he intends to introduce the following resolution:
Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common the power to call a special shareowner meeting.
This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board’s current power to call a special meeting.
Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013.
This proposal should also be more favorably evaluated due to our Company’s clearly improvable corporate governance performance as reported in 2013:
GMI Ratings, an independent investment research firm, rated our board of directors D. James Crown received our highest negative votes – a whooping 41% negative. Mr. Crown had 22-years long-tenure which detracts from director independence. Other directors with more than 20-years long-tenure included Laban Jackson (who constituted one-third of our audit committee) and Lee Raymond (on our executive pay and nomination committees). William Weldon was potentially over-burdened with director duties at 4 companies and yet was put on our executive pay and nomination committees. Linda

Bammann was a relatively new director whose independence was challenged by being an inside-related director.
In regard to executive pay there was $18 million for James Dimon and shareholders faced a potential 10% stock dilution. GMI said JPMorgan was rated as having Very Aggressive Accounting & Governance Risk indicating higher accounting and governance risk than 98% of companies. JPMorgan had a higher shareholder class action litigation risk than 94% of rated companies.
On November 15, 2013, it was reported JPMorgan had agreed to pay a group of financial services companies $4.5 billion to settle mortgage-repurchase and servicing claims. On November 19, 2013, federal officials said JPMorgan admitted it regularly overstated the quality of mortgages it sold to investors and agreed to pay a record $13 billion to resolve related charges.
Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:
Special Shareowner Meetings – Proposal 5

BOARD RESPONSE TO PROPOSAL 5

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
JPMorgan Chase permits shareholders to call special meetings, with procedural safeguards designed to protect the best interests of the Firm and all of our shareholders. Shareholders of 20% or more of our outstanding shares of common stock may call a special meeting, a threshold equal to or lower than the comparable requirement at 85% of Delaware corporations in the S&P 500 Index that give shareholders the right to call meetings. Shareholders also may act by written consent according to similar eligibility and procedural safeguards. This right was implemented in 2013 in response to prior shareholder proposals.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 67

•
The ownership safeguard ensures that shareholders who have limited support for the action intended to be proposed do not cause the Firm to incur unnecessary expense or disruption caused by a special meeting.

•
The shares owned need to be “Net Long Shares.” This requirement excludes from the calculation of the 20% threshold shares the owner has no right to vote or in which the owner has hedged or transferred the economic interest.

The procedural aspects of these shareholder rights, which the proposal seeks to eliminate, include important protections for the benefit of all shareholders.
To allow adequate time for the Board to evaluate proposed actions, there is a process for shareholders to request a special meeting prior to it being called by the Board.
To provide transparency, shareholders must provide information about the purposes of the special meeting, the matters proposed to be acted upon, and their material interests in the proposed matter or business.
To avoid disruptive or unnecessary expenditure of resources, there are specified time periods during which a special meeting would not be held, including when:

•
The special meeting request has been delivered to the Firm close in time to the next annual meeting of shareholders (within 90 days prior to the meeting notice and continuing through the date of such meeting); or

•
Matters are proposed that are similar to another proposal that: is included in the Firm’s notice for a meeting that has been called but not yet held; consists of the election or removal of directors and was presented at a shareholders meeting held within the prior 90 days; or does not consist of the election or removal of directors and was presented at a shareholders meeting within the prior 12 months.

These timing requirements leave reasonable spans of time during which shareholders are able to call a special meeting or initiate an action by written consent between annual meetings.

All of the provisions are more fully described in the Firm’s By-laws, which are available on our website.
JPMorgan Chase provides significant opportunities for shareholders to engage with management and the Board. Directors and senior executives regularly meet with shareholders and organizations interested in our business practices, because communicating our strategy and performance to shareholders is important. We also conduct a twice-annual shareholder outreach program, which was expanded in 2013 to discuss a wider range of issues with a broader group of shareholders.

•	In the fall of 2013, we met with shareholders representing nearly 40% of our outstanding stock.

•	For additional information about our shareholder engagement and actions we have taken in response to these discussions, please see pages 20-21 of this proxy statement.
The Firm has strong corporate governance standards. We are committed to strong corporate governance that promotes long-term shareholder value. Our governance policies and practices reflect our high standards of independence, transparency and shareholder rights, including:

•	Majority voting for the election of directors in uncontested elections

•	Annual election of all directors

•	Strong Lead Independent Director role

•	More than 90% of the Board and 100% of the Board’s five standing committees are composed of independent directors

•	Shareholders have explicit rights to call special meetings and to act by written consent

The Board of Directors recommends a vote AGAINST this proposal.

68 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Proposal 6
Cumulative voting – require cumulative voting for directors rather than one-share one-vote
John Chevedden, as agent for Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the holder of 500 shares of our common stock, has advised us that he intends to introduce the following resolution:
Resolved: Cumulative Voting. Shareholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or focus on a few candidates.
Under cumulative voting shareholders can withhold votes from poor-performing directors in order to cast multiple votes for other director candidates. This is an important protection for shareholders.
Cumulative voting also allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting could be of greater use at JPM in a situation where a director gets 41% in negative votes such as JPM director James Crown in 2013.
Cumulative voting won 54%-support at Aetna and greater than 51%-support from Alaska Air shareholders at 2 annual meetings. It also received greater than 53%-support from General Motors shareholders at 2 annual meetings. The Council of Institutional Investors www.cii.org and CalPERS recommended adoption of this proposal topic.
This proposal should also be more favorably evaluated due to our Company’s clearly improvable performance as reported in 2013:
The Motley Fool said the $9.2 billion in litigation charges that JPM took in the third quarter of 2013 broke the uninterrupted streak of profitable quarters under Jamie Dimon’s tenure as CEO, which began in 2005. In its third-quarter 2013 earnings report, JPM disclosed its aggregate litigation reserves for the first time – a whopping $23 billion – adding that “reasonable possible losses” could total $5.7 billion on top of that. The sum of the two is equivalent to JPM’s aggregate profits for the last six quarters.
JPMorgan agreed in November 2013 to a landmark $13 billion settlement with the U.S. Department of Justice and state authorities related to the mis-selling of mortgages during the credit and real estate boom. It was the largest penalty ever assessed on a U.S. company. Despite this settlement and another one for $4.5 billion, also reached in November 2013 with institutional investors, the headline risk and uncertainty associated with JPM’s ongoing legal and regulatory exposure continued to weight heavily on the stock’s valuation.
Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:
Cumulative Voting – Proposal 6

BOARD RESPONSE TO PROPOSAL 6

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
One share, one vote best serves shareholder interests.
We provide that each share of common stock is entitled to one vote for each nominee for director. The Board of Directors believes that this voting method for electing directors best serves the interests of the Firm and our shareholders.
Cumulative voting is inconsistent with majority voting for directors.
The concept of a majority vote standard for director elections has received substantial support from a wide range of commentators and public companies and has received high support when presented as a shareholder proposal. We firmly support majority voting and believe that cumulative voting has a conflicting objective. By enabling directors to be elected by a minority of stockholders, cumulative voting has the potential to undermine or contradict the fundamental premise of majority voting.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 69

Cumulative voting can increase the risk of special interests and partisanship.
Cumulative voting has the potential for consequences that could be destabilizing and detrimental to the effective functioning of the Board. Because cumulative voting allows a shareholder to vote multiple times for the same director nominee, it could result in the election of a director interested in representing only the special interests of a small group of shareholders rather than all of the Firm’s shareholders. Furthermore, a director elected by a small group of shareholders could face a conflict between the fiduciary duty owed to all shareholders and the allegiance to the shareholder or group that elected him or her.
Cumulative voting also introduces the possibility of partisanship among directors, which could weaken their ability to work together productively, a requirement essential to the successful functioning of any board of directors. Allowing each share of common stock to have one vote for each director nominee encourages accountability of each director to all of our shareholders.
The Firm has strong corporate governance standards.
We are committed to strong corporate governance that promotes long-term shareholder value. Our governance policies and practices reflect our high standards of independence, transparency and shareholder rights, including:

•	Majority voting for the election of directors in uncontested elections

•	Annual election of all directors

•	Strong Lead Independent Director role

•	More than 90% of the Board and 100% of the Board’s five principal standing committees are composed of independent directors

•	Shareholders have explicit rights to call special meetings and to act by written consent
Because each director oversees the management of the Firm for the benefit of all shareholders, the Board believes that changing the current voting procedures would not be in the best interests of shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

70 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

General information about the meeting

WHO CAN VOTE

You are entitled to vote if you held shares of JPMorgan Chase common stock on the record date, March 21, 2014. At the close of business on that date, 3,785,091,848 shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. Your vote is confidential and will not be disclosed to anyone except those recording the vote, except as may be required in accordance with appropriate legal process, or except as authorized by you.

VOTING YOUR PROXY

If your common stock is held through a broker, bank, or other nominee (“held in street name”), they will send you voting instructions.
If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, you may instruct the proxies how to vote your shares by using the toll-free telephone number or the Internet voting site listed on the proxy card, or by signing, dating, and mailing the proxy card in the postage-paid envelope that we have provided for you. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Of course, you can always come to the meeting and vote your shares in person. If you plan to attend, please see the admission requirements below under “Attending the annual meeting.” Whatever method you select for transmitting your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

REVOKING YOUR PROXY

If your common stock is held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary of JPMorgan Chase in writing before the proxies vote your common stock at the meeting, deliver later dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

BOARD RECOMMENDATIONS

The Board of Directors recommends that you vote FOR each of the director nominees, FOR the advisory resolution to approve executive compensation, and FOR ratification of the appointment of the independent registered public accounting firm, and AGAINST each shareholder proposal.

MATTERS TO BE PRESENTED

We are not aware of any matters to be presented other than those described in the proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock at the adjournment as well, unless you have revoked your proxy instructions.

HOW VOTES ARE COUNTED

A quorum is required to transact business at our annual meeting. Shareholders holding of record shares of common stock constituting a majority of the voting power of the stock of JPMorgan Chase having general voting power present in person or by proxy shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes (see “Non-discretionary items” on page 72) will be treated as present for purposes of determining whether a quorum is present.
Voting by record holders — If you hold shares in your own name, you may either vote FOR, AGAINST, or ABSTAIN on each of the proposals. If you just sign and submit your proxy card without voting instructions, your shares will be voted FOR each director nominee,

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 71

FOR the advisory resolution to approve executive compensation, FOR ratification of the appointment of the independent registered public accounting firm, and AGAINST each shareholder proposal.
Broker authority to vote — If your shares are held in street name, follow the voting instructions you receive from your broker, bank, or other nominee. If you want to vote in person, you must obtain a legal proxy from your broker, bank, or other nominee and bring it to the meeting along with the other documentation described below under “Attending the annual meeting.” If you do not submit voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee may still be permitted to vote your shares under the following circumstances:
Discretionary items — The ratification of the appointment of the independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive instructions from beneficial owners may vote on this proposal in their discretion.
Non-discretionary items — The election of directors, advisory resolution to approve executive compensation and approval of the shareholder proposals are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received voting instructions from beneficial owners. These are referred to as “broker non-votes.”
Election of directors — To be elected, each nominee must receive the affirmative vote of a majority of the votes cast at the meeting in respect of his or her election. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Governance Committee, will decide whether to accept the resignation at its next regular meeting. Broker non-votes and abstentions will have no impact, as they are not counted as votes cast for this purpose.
All other proposals — The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal is required to approve all other proposals. In determining whether each of the other proposals has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no impact since they are not considered shares entitled to vote on the proposal.

COST OF THIS PROXY SOLICITATION

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $50,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

ATTENDING THE ANNUAL MEETING

Admission — If you wish to attend the meeting in person you will be required to present the following:
All shareholders and valid proxy holders — a valid form of government-issued photo identification, such as a valid driver’s license or passport. If you are representing an entity that is a shareholder, you must provide evidence of your authority to represent that entity at the meeting.
Holders of record — the top half of the proxy card or your notice of internet availability of proxy materials indicating the holder of record (whose name and stock ownership may be verified against our list of registered stockholders)
Holders in street name — proof of ownership. A brokerage statement that demonstrates stock ownership as of the record date, March 21, 2014, or a letter from your bank or broker indicating that you held our common stock as of the record date are examples of proof of ownership of our stock. If you want to vote your common stock held in street name in person, you must also provide a written proxy in your name from the broker, bank, or other nominee that holds your shares.
Valid proxy holders for holders of record — a written legal proxy to you signed by the holder of record (whose name and stock ownership may be verified against our list of registered stockholders), and proof of ownership by the holder of record as of the record date, March 21, 2014 (see “Holders of record” above)
Valid proxy holders for holders in street name — a written legal proxy from the brokerage firm or bank

72 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

holding the shares to the street name holder that is assignable and a written legal proxy to you signed by the street name holder, together with a brokerage statement or letter from the bank or broker indicating that the holder in street name held our common stock as of the record date, March 21, 2014
Guests — admission of persons to the meeting who are not shareholders is subject to space limitations and to the sole discretion of management
Internet access — You may listen to a live audiocast of the annual meeting over the Internet. Please go to our website, jpmorganchase.com, before the meeting to download any necessary audio software.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

SEC rules and Delaware law permit us to mail one annual report and proxy statement, or notice of internet availability, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. JPMorgan Chase households all annual reports, proxy statements and notices of internet availability mailed to shareholders.
If you choose not to household, you may call (toll-free) 1-800-542-1061, or send a written request to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Shareholders residing at the same address who are receiving multiple copies of our annual report, proxy statement or notice of internet availability may request householding in the future by contacting Broadridge Financial Services, Inc. at the address or phone number set forth above. If you choose to continue householding but would like to receive an additional copy of the annual report, proxy statement or notice of internet availability for members of your household, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, NY 10017, or call 212-270-6000.

ELECTRONIC DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

You may access this proxy statement and our annual report to shareholders on our website at jpmorganchase.com, under Investor Relations. From Investor Relations, you also may access our 2013

Annual Report on Form 10-K, by selecting “SEC filings” under “Financial information.”
To reduce the Firm’s costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy materials, including the proxy statements, proxy cards and annual reports electronically via e-mail or the Internet rather than in printed form. To sign up for electronic delivery, please visit enroll.icsdelivery.com/jpm and follow the instructions to register. Alternatively, if you vote your shares using the Internet, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Before next year’s meeting, you will receive an e-mail notification that the proxy materials, annual report and instructions for voting by Internet are available online. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, NY 10017. If you are a beneficial, or “street name,” shareholder and wish to register for electronic delivery, you should review the information provided in the proxy materials mailed to you by your broker, bank, or other nominee.
If you have agreed to electronic delivery of proxy materials and annual reports to shareholders, but wish to receive printed copies, please contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, NY 10017.

DOCUMENTS AVAILABLE

The Corporate Governance Principles, Code of Conduct, Code of Ethics for Finance Professionals, and the JPMorgan Chase & Co. Political Activities Statement, as well as the Firm’s By-laws and charters of our principal Board committees, can be found on our website at jpmorganchase.com under the heading Governance, which is under the About Us tab. These documents will also be made available to any shareholder who requests them by writing to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, NY 10017.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 73

Shareholder proposals and nominations for the 2015 annual meeting

PROXY STATEMENT PROPOSALS

Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Secretary of JPMorgan Chase not later than December 10, 2014. Shareholder proposals should be mailed to the Secretary at JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, NY 10017; a copy may be e-mailed to the Office of the Secretary at corporate.secretary@jpmchase.com.

OTHER PROPOSALS AND NOMINATIONS

Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but that are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder who is entitled to vote and who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 19, 2015, and not earlier than January 20, 2015. The notice must contain the information required by the By-laws.
These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the advance-notice By-law provisions described above, subject to applicable rules of the SEC.
Copies of our By-laws are available on our website, jpmorganchase.com, under Governance, which is under the About Us tab, or may be obtained from the Secretary.
Anthony J. Horan
Secretary

74 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Appendix1

OVERVIEW OF 2013 PERFORMANCE

The Firm’s financial condition and results of operations are discussed in detail in the Management’s Discussion and Analysis of Financial Conditions and Results of Operations (“MD&A”) section of the 2013 Annual Report. The Firm also reviews its business and priorities during an annual Investor Day, most recently held on February 25, 2014. The 2013 Annual Report and presentation materials for the 2014 Investor Day may be found on our website at jpmorganchase.com under Investor Relations.
In this Appendix we summarize the 2013 priorities and achievements for the Firm and for each of the LOBs.
JPMorgan Chase continued to differentiate itself as a leader across each of its businesses. The Firm reported net income of $17.9 billion for 2013 and earnings per share of $4.35, both reflecting a decrease of 16% from the prior year. The decrease in net income and earnings per share was driven by higher legal expense, partially offset by a lower provision for credit losses reflecting continued favorable credit trends across the consumer and wholesale portfolios. Excluding the impact of funding and debit valuation adjustments (“FVA” and “DVA”) and other significant items, net income and earnings per share would have been $23.2 billion and $5.70 for 2013, each up 4% from the prior year, which management believes is a better representation of the Firm’s core performance. The Firm was pleased to have made progress on its control, regulatory and litigation agendas and to have put some significant issues behind it. The Firm reached several important resolutions – Global RMBS, Gibbs & Bruns, and Madoff – and found it was in the best interests of the Firm and shareholders to resolve these issues and move forward.
During 2013, the Corporate & Investment Bank was #1 in Global Investment Banking fees, with #1 positions in Global Debt, Equity and Equity-related, Global Loan Syndications and U.S. M&A Announced, and gained share in Banking and Markets. Consumer & Community Banking average deposits were up 10% in 2013; client investment assets were up 19%; and general purpose credit card sales volume growth outperformed the industry for the 23rd consecutive quarter. Gross investment banking revenue from Commercial Banking clients was a record $1.7 billion for the year, up 5%. Asset Management also had excellent performance with positive net long-term client flows of $90 billion for 2013 and record loan balances, up 21%. The Firm demonstrated strong results in many fundamental areas despite high legal expense, including the following:
Return on equity (“ROE”): ROE was 9% for the year, compared with 11% in the prior year, and return on tangible common equity was 11% for the year, compared with 15% in the prior year. Excluding the impact of FVA, DVA and other significant items, return on tangible common equity would have been 15% for 2013 and 16% for 2012. Tangible book value per share was $40.81, an increase of 5% over the prior year.
Fortress balance sheet: The Firm maintained its fortress balance sheet, ending 2013 with a strong Basel III Tier 1 Common ratio of 9.5% and a Basel I Tier 1 Common ratio of 10.7%. Total stockholders’ equity at December 31, 2013, was $211.2 billion. Total deposits increased to $1.3 trillion, up 8% compared with the prior year.
Providing credit and raising capital: In 2013, the Firm provided credit and raised capital of over $2.1 trillion for its customers, corporate clients and the communities in which it does business.
Investing for the future: The Firm continued to grow the franchise and make substantial investments for the future:

•	Consumer & Community Banking added approximately 930 Chase Private Client branch locations in 2013

•	Corporate & Investment Bank ranked in the top three in 15 of 16 major product areas[2]

•	Corporate & Investment Bank continued to capture growth in its EMEA prime brokerage platform in 2013, and launched its core platform in Asia in early 2014

•	Commercial Banking continued building its Middle Market business in expansion markets

•	Asset Management hired approximately 700 Private Banking client advisors and approximately 300 Investment Management salespeople since the beginning of 2010 as part of ongoing expansion investments

•	The Firm hired over 6,300 U.S. military veterans since the beginning of 2011
_______________________

[1]	For notes on non-GAAP and other financial measures, including managed-basis reporting relating to the Firm’s business segments, see page 82.

[2]	Dealogic, Fedwire & CHIPS, Coalition and internal reporting

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 75

Consumer & Community Banking

Consumer & Community Banking (“CCB”) serves consumers and businesses through personal service at bank branches and through ATMs, online, mobile and telephone banking. CCB is organized into Consumer & Business Banking, Mortgage Banking (including Mortgage Production, Mortgage Servicing and Real Estate Portfolios) and Card, Merchant Services & Auto (“Card”). Consumer & Business Banking offers deposit and investment products and services to consumers, and lending, deposit, and cash management and payment solutions to small businesses. Mortgage Banking includes mortgage origination and servicing activities, as well as portfolios comprised of residential mortgages and home equity loans, including the purchased credit-impaired (“PCI”) portfolio acquired in the Washington Mutual transaction. Card issues credit cards to consumers and small businesses, provides payment services to corporate and public sector clients through its commercial card products, offers payment processing services to merchants, and provides auto and student loan services.
Multi-year priorities
Customer experience
We continue to grow our business by building lasting relationships with our customers. Our focus on the customer experience differentiates Chase and drives higher customer retention. We have been recognized internally and externally for our commitment to the customer:

•	#1 among the large banks in the 2013 American Customer Satisfaction Index survey for the second year in a row

•	#1 in customer satisfaction by J.D. Power and Associates Small Business Banking Satisfaction Study in 3 out of 4 regions, with marked improvement across our other businesses since 2010

•	Top-performing bank in the FDIC’s 2013 Summary of Deposits survey for the second year in a row, growing deposits at more than twice the industry average

•	Consumer Banking customer attrition rates are down 4% from 2010 and the number of customers who say they would refer Chase to a friend is at its peak from 2011
Simplifying
We are committed to simplifying our products and processes for our customers. In 2013, we exited products that were not core to our business or that served only a small number of customers. As one example, we have greatly streamlined our Mortgage products and programs. In 2010, we offered a suite of 37 products and programs, reduced them to 25 in 2013 and throughout 2014 we will further reduce them to 15.
Investing in digital service
We are also getting ahead of how our customers are using branches. As more customers choose self-service options through mobile and digital channels, foot traffic and transaction volume in the branch is declining. Today’s branch is more focused on providing great advice from one of our experts and offering more technology choices for transactions. Branches remain the lifeblood of our business, but we will continue to evolve to meet the needs and preferences of our customers. Going forward, branches will be more efficient, automated and consultative.

Expense discipline and strengthening controls
We continue to strengthen our controls organization and make significant investments to ensure quality. A core part of that strategy is to reduce operational complexity to make it easier for our employees to provide customers with great service. We cut our expenses by nearly $1 billion in 2013 and expect to exit 2016 with expenses ~$2 billion lower than in 2014. We are committed to investing strategically for the future of our business, growing our revenue and improving efficiency.
Financial performance
For 2013, CCB achieved an ROE of 23% on net income of $10.7 billion, which was up slightly year-over-year. Net revenue decreased 8% from $49.9 billion in 2012 to $46.0 billion in 2013.

•	Consumer & Business Banking net income of $2.9 billion on net revenue of $17.3 billion, compared with net income of $3.2 billion on net revenue of $17.2 billion in 2012

•	Mortgage Banking net income of $3.1 billion on net revenue of $10.0 billion compared with net income of $3.3 billion on net revenue of $14.0 billion in 2012

•	Card, Merchant Services & Auto net income of $4.8 billion on net revenue of $18.7 billion compared with net income of $4.0 billion on net revenue of $18.8 billion in 2012
Growth
We continued to demonstrate strong underlying growth in key business drivers year-over-year

•	Consumer Banking household relationships were up 5% and average total deposits grew 11%

•	Average deposits and investments per household have increased an average of 6% per year since 2010

•	Business Banking average deposits up 13%

•	Client investment assets up 19%

•	Chase Private Client household mortgage originations up 15 percentage points from 3Q12 to 3Q13

•	Credit card sales volume up 10%

•	Merchant processing volume up 14%

•	Auto originations up 12%

•	In the last three years, our number of digital log-ins has grown at a 28% compounded annual growth rate
Key rankings

•	#1 ATM network; #2 retail branch network for the second year in a row

•	#1 most visited banking portal in the U.S. – chase.com, #1 mobile banking functionality

•	#1 Small Business Administration lender (based on number of loans) in the U.S. for the fourth year in a row

•	#2 mortgage originator and mortgage servicer

•	#1 credit card issuer in the U.S. based on loans outstanding; #1 U.S. co-brand credit card issuer, #1 in total U.S. credit and debit payments volume

•	#2 wholly-owned merchant acquirer in the U.S.

•	#3 bank auto loan originator

76 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Corporate & Investment Bank

The Corporate & Investment Bank (“CIB”), comprised of Banking and Markets & Investor Services, offers a broad suite of investment banking, market-making, prime brokerage, and treasury and securities products and services to a global client base of corporations, investors, financial institutions, and government and municipal entities. Within Banking, the CIB offers a full range of investment banking products and services in all major capital markets, including advising on corporate strategy and structure, capital-raising in equity and debt markets, as well as loan origination and syndication. Also included in Banking is Treasury Services, which includes transaction services, comprised primarily of cash management and liquidity solutions, and trade finance products. The Markets & Investor Services segment of CIB is a global market-maker in cash securities and derivative instruments, and also offers sophisticated risk management solutions, prime brokerage, and research. Markets & Investor Services also includes the Securities Services business, a leading global custodian which includes custody, fund accounting and administration, and securities lending products sold principally to asset managers, insurance companies and public and private investment funds.
Multi-year priorities
In 2013, CIB closed out its first full year as a combined organization across heritage Investment Bank and Treasury & Securities Services, with market-leading returns and improved market share. Excluding the impact of FVA and DVA, CIB achieved a 17% return on equity on $56.5 billion of average allocated capital, despite a nearly 20% increase in capital year-over-year. Our management priorities for 2013 included optimizing businesses while continuing to invest in core growth opportunities, adapting to evolving regulations and market structure changes and maintaining expense discipline while absorbing increased regulatory and controls costs.
Financial performance
In 2013, CIB reported net income of $8.5 billion on revenue of $34.2 billion, with a 15% reported ROE. Excluding the impact of FVA and DVA, CIB delivered net income of $9.7 billion in 2013, up 8% from 2012, on revenue of $36.1 billion, and a 17% ROE. Additionally, CIB improved its overhead ratio from 62% in 2012 to 60% in 2013 (also excluding FVA and DVA). Effective January 1, 2014, CIB’s allocated capital was increased to $61.0 billion, primarily reflecting a higher rate of capitalization, and the through-the-cycle ROE target has been adjusted to 15% +/-.
Clients
CIB had approximately 7,700 clients generating revenue of $50,000 or more during 2013. In 2013, CIB:

•	Ranked in the top three in 15 of 16 major product areas[1]

•	Provided credit and raised capital of over $1.5 trillion[2] for our clients

•	Ranked #1 in Global Investment Banking Fees[3] with 8.6% market share, up 110 basis points from 2012

•	Ranked #1 in Markets revenue[4] with 16.0% market share, up 140 basis points from 2012

•	Ranked #1 in All-America Fixed Income and Equity Research[5]

•	Ranked #1 USD wire clearer with 20% share of Fedwire and Clearing House for Interbank Payments (CHIPS)

•	Reported record Assets under Custody of $20.5 trillion, up 9% from 2012[6]
Growth
CIB executed strongly on its 2013 growth priorities, and has experienced market share gains that were generally greater than those of other large firms. Revenue from the existing international platform continued to grow, and CIB still has opportunities to improve its market share in different regions. CIB continued to capture growth in its EMEA prime brokerage platform in 2013, and launched its core platform in Asia in early 2014. CIB also made significant progress in increasing its electronic trading capabilities, with strong
e-trading revenue growth year-over-year, and established a top-three market position in mandatory central clearing for over-the-counter derivatives. Increases in regulatory and controls-related expense have been largely offset by continued expense discipline.
Risk and Capital Management
In 2013, CIB focused on efficient capital management and reduced risk-weighted assets (“RWA”) by $27 billion, which was more than offset by an increase in Operational Risk Capital (“ORC”) allocation of $37 billion. As a result, CIB’s RWA was $625 billion at year end. When the future addition of ORC, management actions on business run-off, and the expected model approval on Basel III models are taken into account, the through-the-cycle RWA is estimated to be $575 billion, which at the newly allocated capital of $61.0 billion is an approximately 10.5% Tier 1 Common ratio based on Basel III.
Values
CIB is well-positioned with a global client franchise, complete product offering, and fortress balance sheet. CIB also remains committed to retaining and developing its very strong pool of talent. Despite the regulatory and other headwinds, CIB has the expertise, U.S. strength and global scale to produce superior returns.
_______________________

[1]	Dealogic, Fedwire & CHIPS, Coalition and internal reporting

[2]	Dealogic and internal reporting

[3]	Dealogic

[4]	Represents rank and share of the Firm’s Total Markets revenue of 10 leading competitors based on reported information, excluding FVA and DVA

[5]	Institutional Investor

[6]	JPMorgan Chase & Co. Earnings Release Financial Supplement, Fourth Quarter 2013

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 77

Commercial Banking

Commercial Banking (“CB”) delivers extensive industry knowledge, local expertise and dedicated service to U.S.
and U.S. multinational clients, including corporations, municipalities, financial institutions and nonprofit entities with annual revenue generally ranging from $20 million to
$2 billion. CB provides financing to real estate investors
and owners. Partnering with the Firm’s other businesses,
CB provides comprehensive financial solutions, including lending, treasury services, investment banking and asset management to meet its clients’ domestic and international financial needs.
Multi-year priorities
2013 included a number of key priorities for Commercial Banking, but the most important was to further enhance and continue to build out a robust control and compliance culture across the business. Executing on this priority will be important to the future success of CB. Additional priorities for 2013 included overall financial performance, targeted growth in key geographies and products, managing risk (e.g., operating, credit, reputational), and developing our most valuable resource, our people.
Control & compliance
In 2013, over 150 dedicated regulatory full-time employees were added to enhance our focus and ensure solid compliance and controls are in place. Of these new resources, 54 are dedicated to the Anti-Money Laundering/Know Your Customer (AML/KYC) function as a new best-in-class infrastructure is being built. Additionally, standard reporting on controls and compliance were added to quarterly business reviews and a dedicated compliance training manager was hired.
Risk
Monitoring and mitigating risk has always been an important area of focus. It was another outstanding year of credit statistics, with net charge-offs finishing the year at 3bps, the second year in a row at this level. CB had the second lowest net charge-off ratio in its peer group and has the lowest ratio over the last seven years versus the peer average1. Operational risk metrics were also stable, with no material changes from the prior year.

Financial performance
2013 was another year of strong financial performance. ROE of 19% was within the targeted range of 20%+/-. Expenses were a little higher than the long-term overhead ratio target of 35%, finishing the year at 37% as staff was added for controls and compliance. End-of-period loan balances grew 7% year over year, with strong growth coming from commercial real estate. Revenue increased by 2% in 2013, mainly because of strong loan growth, but was offset by continued pressure on loan spreads due to increased competition for quality assets. The partnership with CIB continues to grow, with record gross investment banking revenue of $1.7 billion from CB clients, a 5% increase year over year.
Growth
In addition to growing gross investment banking revenue,
CB focused on its core growth opportunities:

•	Middle Market (“MM”) expansion
— Revenue from the MM expansion efforts increased
by 28% during the year
— Two additional offices were added in 2013, with
the effort now expanding to five of the top 15
MSAs

•	Record international revenue – international continues to be a differentiator in the market and overseas revenue increased 10% for the year

•	Record Card Services revenue – increased revenue in two key products, Commercial Card and Paymentech by 15% versus the prior year
Employees
We will continue to focus on retaining, attracting and developing talented employees, our most valuable resource. Sales/management leadership training programs were enhanced during the year and in 2013, CB had an overall retention rate of 89% and a 97% retention rate for highly rated diverse talent.
_______________________

[1]	Peer averages for ratios reflect CB equivalent segments or wholesale portfolios at Bank of America, Comerica, Fifth Third, KeyCorp, PNC, U.S. Bancorp and Wells Fargo.

78 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Asset Management

Asset Management (“AM”), with client assets of $2.3 trillion, is a global leader in investment and wealth management. AM clients include institutions, high-net-worth individuals and retail investors in every major market throughout the world. AM offers investment management across all major asset classes including equities, fixed income, alternatives and money market funds. AM also offers multi-asset investment management, providing solutions to a broad range of clients’ investment needs. For individual investors, AM also provides retirement products and services, brokerage and banking services including trusts and estates, loans, mortgages and deposits. The majority of AM’s client assets are in actively managed portfolios.
Multi-year priorities
For 2013, goals and priorities for AM included maintaining strong financial performance, continuing to deliver consistent, top-tier investment performance; growing our global footprint; capturing major trends in client needs; building state-of-the-art infrastructure; attracting, developing and retaining top talent; and capturing synergies across the JPMorgan Chase franchise.
Financial performance
Three primary financial measures for AM are revenue growth, margin and ROE. For 2013, AM achieved record net revenue of $11.3 billion, a 14% increase over 2012 and the fifth consecutive year of growth. Pretax earnings margin was 29%, up from 28% in 2012, and ROE was 23%.
Investment performance
Investment performance is measured globally as a percentage of assets under management (“AUM”) in the top two quartiles of competitors, and fund performance is measured according to the star rankings of various third-party providers. At the end of 2013, AUM in the top two fund quartiles were 68%, 68% and 69%, respectively, over one-, three- and five-year time periods. In addition, 49% of AM’s fund AUM was ranked 4 or 5 star.
Growth
Priorities for 2013 included expanding AM’s client franchise internationally and growing AM’s client AUM globally through higher sales and product innovation.
Highlights include:

•	Record net revenue of $11.3 billion (growth of 14%)

•	Pretax earnings margin of 29% (28% in 2012)

•	Record long-term AUM flows of $90 billion (long-term AUM growth of 18%)

•	Record end-of-period loan balances of $95 billion (growth of 19%)

•	Record average deposit balances of $140 billion (growth of 8%)

•	Record Private Banking revenues of $6.0 billion (growth of 11%)

•	Record Institutional revenues of $2.5 billion (growth of 6%)

•	Record Retail revenues of $2.8 billion (growth of 30%)

•	Record AUM of $1.6 trillion (growth of 12%)

•	Record client assets of $2.3 trillion (growth of 12%)

•	Achieved the nineteenth consecutive quarter of positive net-long term AUM flows in 2013
Technology
Continued investments were made in our technology infrastructure to support both the growth and control agendas. The investment is part of a multi-year program that encompasses upgrading fund accounting platforms, upgrading and integrating product platforms, supporting new markets, enhancing client service and client sales capabilities and managing risks and controls. Significant progress was made in all of these areas in 2013.
Risk and control
Priority areas included standardizing investment risk analysis across our global products as part of enterprise-wide risk management as well as disciplined management and risk measurement of the loan portfolio. In 2013, the net charge-off ratio was 0.05% across the portfolio with nonaccrual loans representing 0.17% of the portfolio.
Leadership
Leadership includes maintaining the Firm’s reputation, fiduciary responsibility to clients and developing and retaining top talent. Retention rates were at or above internal targets for top talent and portfolio manager attrition. Priority areas included integrating the new staff that have joined since the beginning of 2010 (employee growth of 7% per annum).

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 79

Global Finance & Treasury

The Global Finance organization executes finance and capital management and strategy. The organization drives the information, analysis and recommendations to provide clear strategic direction for business decisions, expense and capital discipline, enhanced controls, increased automation and transparency. The organization maintains strong financial reporting controls and accounting practices, measures the Firm’s absolute and relative performance, analyzes and monitors regulatory requirements in order to effectively manage the impact on the businesses, and financial risks through all environments. Global Finance leads firmwide capital strategy, management and implementation – including compliance with new regulations, the Firm’s successful CCAR submission, and recovery and resolution plans. The organization delivers relevant and transparent disclosures and leads comprehensive dialogue with investors, regulators and other key external constituents globally.
Multi-year priorities
Global Finance’s priorities are to continue the Firm’s fundamental objectives of maintaining strong financial discipline; guarding safety and soundness; driving business performance, growth, and returns; managing regulatory change and assisting in the Firm’s interaction with regulatory and supervisory authorities; and developing best-in-class management information systems and technology.
Financial discipline
Maintaining strong financial discipline includes maintaining world-class controls, sound accounting practices, delivering relevant and transparent disclosures and having best-in-class management information systems. Global Finance is responsible for establishing and maintaining adequate internal control over the Firm’s financial reporting, including the processes and procedures used to prepare the financial statements filed with the SEC and with multiple regulators around the world. Global Finance is a key point of contact with investors, research analysts and the credit rating agencies in communicating the strategic direction of the Firm, providing management with shareholder views and perspectives and continually seeking to improve the quality of disclosure to all stakeholders. In addition, Global Finance plays a role within the LOBs in developing performance targets, equity levels and return metrics.
Safety and soundness
Maintaining a fortress balance sheet and having strong capital and liquidity are key elements of safety and soundness and require appropriate reserves, strong capital ratios, diverse funding sources and strong credit ratings. These provide the Firm with the ability to withstand difficult stress events and the flexibility to deploy capital for investments in business, dividends, equity buybacks and acquisitions. During 2013, Global Finance led the Firm’s internal capital adequacy assessment process and provided the information and analyses to regulators to enable the Firm in March 2014 to be in a position to increase its common stock dividend commencing in the second quarter and to continue its common equity repurchases. In 2013, the Firm met its target of a Basel III Tier I common ratio of 9.5% and a greater than 100% liquidity coverage ratio and is targeting to have a Basel III Tier I common ratio of greater than 10% by the end of 2014.
The Firm manages liquidity and funding using a centralized, global approach in order to optimize liquidity sources and uses for the Firm as a whole; monitor exposures; identify constraints on the transfer of liquidity among legal entities within the Firm; and maintain the appropriate amount of surplus liquidity as part of the Firm's overall balance sheet management strategy.
Managing regulatory change
Global Finance, partnering across the businesses, is focused on maximizing returns within the new financial architecture while building excellent client franchises and relationships. In 2013, Global Finance continued to play an important role with other corporate functions and the Firm’s businesses in addressing the myriad of rules and regulations that need to be implemented by various U.S. and international regulatory bodies as a consequence of the Dodd-Frank Wall Street Reform and Consumer Protection Act; assessing changes to accounting standards and implementing them to ensure greater transparency of disclosures; and interacting with regulators with respect to the Firm’s resolution and recovery plans.
Driving performance and efficiencies
Global Finance provides information, analyses and recommendations to the businesses to improve results and drive strategic business decisions, while driving innovation and streamlining processes across the organization. The organization conducts the financial budgeting process of the Firm, and tracks revenues and expenses against their targets and budgets. During 2013, Global Finance led the Firm’s efforts in continuing to enhance its management information and planning capabilities, its technology and financial control structure and developments in the information reporting systems needed to comply with Basel III requirements. The organization will continue to automate and increase granularity, transparency, speed, consistency and flexibility of our financial forecasting and reporting processes.
Leadership and mobility
In 2013, the Global Finance organization continued to manage a strong people and talent agenda including recruiting, management development, recognition, diversity, professional growth and mobility.

80 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Our 2013 results compared with our 2012 and 2011 results on several metrics were as follows:
As of or for the years ended December 31 (in millions, except per share and ratio data)

Business	Performance metric	2013	2012	2011
Firmwide	Total net revenue	$96,606	$97,031	$97,234
	Net income	17,923	21,284	18,976
	Diluted earnings per share	$4.35	$5.20	$4.48
	Return on tangible common equity	11%	15%	15%
	Basel I Tier 1 Capital ratio	11.9%	12.6%	12.3%
	Basel I Tier 1 Common capital ratio	10.7%	11.0%	10.1%
Consumer & Community Banking [1]	Total net revenue	$46,026	$49,884	$45,619
	Net income	10,749	10,551	6,105
	ROE	23%	25%	15%
Consumer & Business Banking [1]	Total net revenue	$17,310	$17,151	$17,950
	Net income	2,881	3,203	3,699
Mortgage Banking	Total net revenue	10,026	13,963	8,528
	Net income/(loss)	3,082	3,341	(2,138)
Card, Merchant Services & Auto	Total net revenue	18,690	18,770	19,141
	Net income	4,786	4,007	4,544
Corporate & Investment Bank	Total net revenue	$34,225	$34,326	$33,984
	Net income	8,546	8,406	7,993
	ROE	15%	18%	17%
Commercial Banking	Total net revenue	$6,973	$6,825	$6,418
	Net income	2,575	2,646	2,367
	ROE	19%	28%	30%
Asset Management	Total net revenue	$11,320	$9,946	$9,543
	Net income	2,031	1,703	1,592
	ROE	23%	24%	25%
	Pretax margin ratio [2]	29%	28%	26%

[1]	The 2012 and 2011 data for certain income statement line items were revised to reflect the transfer of certain functions and staff from Corporate/Private Equity to CCB, effective January 1, 2013.

[2]
Asset Management’s pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of AM against the performance of its respective peers.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 81

Notes on non-GAAP financial measures

1.
In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

2.    The Firm presents below adjusted net income and adjusted earnings per share excluding certain reported significant items. These measures should be viewed in addition to, and not as a substitute for, the Firm’s reported results. Management believes this information helps investors understand the effect of these items on reported results and provides an additional presentation of the Firm’s performance.

Year ended December 31, 2013	(In billions)	Per-share amounts
Reported Net income	$17.9	$4.35

Adjustments:
Gain on sale of Visa shares	(0.8)	(0.21)
Gain on sale of One Chase Manhattan Plaza	(0.3)	(0.08)
Firmwide legal expense during fourth quarter of 2013	1.0	0.27
Corporate legal expense during second and third quarters of 2013	7.6	1.92
Reduced reserves in CCB	(3.4)	(0.86)
FVA and DVA	1.2	0.31
Adjusted Net income	$23.2	$5.70

1.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”), tangible book value per share (“TBVPS”), and Tier 1 common under Basel I and III rules, are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE measures the Firm’s earnings as a percentage of TCE. TBVPS represents the Firm’s tangible common equity divided by period-end common shares. Tier 1 common under Basel I and III rules are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. TCE, ROTCE and TBVPS are meaningful to the Firm, as well as analysts and investors in assessing the Firm’s use of equity. For additional information on Tier 1 common under Basel I and III, see Regulatory capital on pages 161–165 of JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2013. All of the aforementioned measures are useful to the Firm, as well as analysts and investors, in facilitating comparisons of the Firm with competitors.

2.
CIB provides several non-GAAP financial measures which exclude the impact of FVA (effective Q4 2013) and DVA on net income, overhead ratio, and return on equity. In addition, CIB provides Basel III risk-weighted assets, a non-GAAP financial measure. These measures are used by management to assess the underlying performance of the business and for comparability with peers.

Notes on other financial measures disclosed in Highlights of 2013 Performance (page 30)

1.	Consumer & Community Banking:
– Average total deposits of $453B (up 10%), with a growth rate exceeding twice industry average; Source: Based on FDIC 2013 Summary of Deposits survey per SNL Financial
2.    Corporate & Investment Bank:
– Maintained #1 ranking in Global Investment Banking Fees (Source: Dealogic for 2013); #1 in Markets revenue (Source: Rank of JPM Markets and Fixed Income Markets revenue of 10 leading competitors based on reported information, excluding FVA/DVA)
– Ranked top three in 15 of 16 major product categories; Source: Dealogic, Fedwire & CHIPS, Coalition and internal reporting

3.	Commercial Banking:
– Achieved record gross investment banking revenue from Commercial Banking clients of $1.7B (up 15%); Source: Based on gross IB fees for SLF, M&A, Equity Underwriting and Bond Underwriting as of year-end 2013

82 • JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT

Highland Oaks Campus – map and directions
Directions to Highland Oaks Campus — The Highland Oaks Campus at 10420 Highland Manor Drive is near the intersection of I-75 and I-4, approximately 20 miles from Tampa International Airport. From I-275, exit on I-4 East to I-75 South. From I-75 South take Exit 260 ‘Martin Luther King Jr. Blvd.’ (MLK) merging right off the exit ramp onto MLK – stay in the right lane. Take the first right turn on Park Oaks Blvd. into Highland Oaks office park, and proceed to the stop sign. Turn right onto Highland Manor Drive. Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance. Parking will be available for shareholders.
From Downtown Tampa, St. Petersburg, Clearwater, Tampa Airport

•	Take I-275 North to I-4 (Exit 45B)

•	Take I-4 East to I-75 South (Exit 9) – stay in right lane when merging

•	Take I-75 South to the first exit – Martin Luther King Jr. Blvd. (MLK) (Exit 260)

•	Merge right off the exit ramp onto MLK – stay in the right lane

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

From I-75 North – Pasco County, New Tampa

•	Take I-75 South to Exit 260 (Martin Luther King Jr. Blvd. (MLK))

•	Merge right off the exit ramp onto MLK – stay in the right lane

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

From I-75 South – Brandon, Riverview

•	Take I-75 North to Exit 260B West (State Road 574 & Martin Luther King Jr. Blvd. (MLK))

•	Exit to the right (heading West) (Note: the exit ramp will merge onto MLK)

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

From I-4 East of I-75 – Orlando, Polk County

•	Travel West on I-4 to Exit 9 (I-75 South) towards Naples

•	Travel I-75 South to Exit 260 (Martin Luther King Jr. Blvd. (MLK)) – this will be the 1st exit

•	Exit to the right (heading West) (Note: the exit ramp will merge onto MLK)

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

If you attend the meeting in person, you will be asked to present a valid form of government-issued photo identification, such as a valid driver’s license or passport, and proof of ownership of our common stock as of our record date March 21, 2014. See “Attending the annual meeting” on page 72.

JPMORGAN CHASE & CO. • 2014 PROXY STATEMENT • 83

© 2014 JPMorgan Chase & Co. All rights reserved.
Printed in U.S.A. on recycled paper with soy ink.

COMPUTERSHARE P.O. Box 30170 College Station, TX 77842
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by JPMorgan Chase & Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JPMorgan Chase & Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your voting instructions are confidential.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67428-P48298	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

JPMORGAN CHASE & CO.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors		For	Against	Abstain	The Board of Directors recommends you vote AGAINST the
	1a. Linda B. Bammann		☐	☐	☐	following shareholder proposals:			For	Against	Abstain
	1b. James A. Bell		☐	☐	☐	4.	Lobbying report – require annual report on lobbying		☐	☐	☐
	1c. Crandall C. Bowles		☐	☐	☐	5.	Special shareowner meetings – reduce threshold to 15% rather		☐	☐	☐
	1d. Stephen B. Burke		☐	☐	☐		than 20% and remove procedural provisions
	1e. James S. Crown		☐	☐	☐	6.	Cumulative voting – require cumulative voting for		☐	☐	☐
	1f. James Dimon		☐	☐	☐		directors rather than one-share one-vote
	1g. Timothy P. Flynn		☐	☐	☐
	1h. Laban P. Jackson, Jr.		☐	☐	☐
	1i. Michael A. Neal		☐	☐	☐
	1j. Lee R. Raymond		☐	☐	☐
	1k. William C. Weldon		☐	☐	☐
2.	Advisory resolution to approve executive compensation		☐	☐	☐
3.	Ratification of independent registered public accounting firm		☐	☐	☐

						Please indicate if you plan to attend this meeting.			☐	☐
									Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

JPMorgan Chase & Co.
2014 Annual Meeting of Shareholders
Tuesday, May 20, 2014 10:00 a.m. Eastern Daylight Time
JPMorgan Chase Highland Oaks Campus
10420 Highland Manor Drive, Building 2
Tampa, FL 33610
Directions to Highland Oaks Campus – The Highland Oaks Campus (10420 Highland Manor Drive) is near the intersection of I-75 and I-4, approximately 20 miles from Tampa International Airport. From I-275, exit on I-4 East to I-75 South. From I-75 South take Exit 260 “Martin Luther King Jr. Blvd.” (MLK) merging right off the exit ramp onto MLK - stay in the right lane. Take the first right turn on Park Oaks Blvd. into Highland Oaks office park, and proceed to the stop sign. Turn right onto Highland Manor Drive. Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance. Parking will be available for shareholders.
If you plan to attend the meeting in person, you will be required to present a valid form of government-issued photo identification, such as a valid driver’s license or passport, and proof of ownership of our common stock as of our record date March 21, 2014, and this top half of the proxy card. For more information see “Attending the annual meeting” in the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://investor.shareholder.com/jpmorganchase/annual.cfm
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M67428-P48298

JPMORGAN CHASE & CO.

    This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 20, 2014.

    You, the undersigned shareholder, appoint each of Marianne Lake and Stephen M. Cutler, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2014 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you on the reverse side of this card with respect to the proposals set forth in the proxy statement, and in the discretion of the proxies on all other matters which may properly come before the 2014 Annual Meeting and any adjournment thereof. If the card is signed but no instructions are given, shares will be voted in accordance with the recommendations of the Board of Directors.

    Participants in the 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through an investment in the JPMorgan Chase Common Stock Fund within the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.

    Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side.

Continued and to be signed on reverse side